As filed with the Securities and Exchange Commission on [].

SEC File No. 333-151828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Post-Effective Amendment No. 1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL ENERGY, INC.
(Name of Small Business Issuer in Its Charter)

NEVADA	3999	98-0195748
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification Number)

1200 G Street, NW Suite 800 Washington	Amit Dang, President and Chief Executive Officer
District of Columbia 20005	1200 G Street, NW Suite 800 Washington
Telephone: (800) 676-1006	District of Columbia 20005
Telephone: (800) 676-1006

(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, New York 10022
Telephone: (212) 246-3030
Facsimile: (212) 246-3039

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.☐

CALCULATION OF REGISTRATION FEE
		Proposed		Proposed
	Amount	maximum		maximum	Amount of
Title of each	to be	offering price		aggregate	registration
class of securities to be registered	Registered	per share		offering price	Fee
Common Stock, $0.001 par value (1)	5,799,999	$0.25	(2)	$1,450,000	$57
Common Stock, $0.001 par value, issuable upon exercise of Series B Non redeemable warrants (3)	2,883,334	$0.60		$1,730,000	$67
Total (4)	8,683,333			$3,180,000	$124	(5)

(1) These shares represent the 4,000,000 share that were issued in connection with a private placement completed by the Registrant on April 17, 2008, 1,216,666 shares issued upon exercise of the Series B Warrants issued in connection with the private placement, and the 583,333 shares owned by certain of the Selling Stockholders.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on December 12, 2008 which was $0.25 per share.

(3) Represents shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of Series B Non-redeemable Warrants exercisable at $0.60 per share.

(4) All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(5) Previously paid. Additionally, registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The following Post-Effective Amendment No. 1 to the registration statement on Form S-1/A is being filed by International Energy, Inc. (the “Company”) to update the Risk Factors, Business Description, Financial Statements and the Management Discussion and Analysis of Financial Condition and Results of Operations to reflect the Company’s financial condition as reported on its most recent Form 10-Q and Form 10-K. Other than those sections, and where required to reflect changes in the Company’s finances, management or board of directors, this Post-Effective Amendment No.1 is substantially the same as the Pre-Effective Amendment No. 5 registration statement on Form S-1/A the Company filed with the Securities and Exchange Commission on June 30, 2009, file number 333-151828, and declared effective as of July 17, 2009.

The information in this prospectus is not complete and may be changed. These securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated []

PROSPECTUS
INTERNATIONAL ENERGY, INC.

8,683,333 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (the “Selling Stockholders”) of up to 8,683,333 shares of our common stock (the “Shares”). The shares being offered under this prospectus are comprised of 5,216,666 shares of our common stock that were purchased by certain of the Selling Stockholders in transactions with us pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); 583,333 shares of our common stock that were purchased by certain of the Selling Stockholders from an affiliate in transactions exempt from the registration requirements of the Securities Act; and, 2,883,334 shares of common stock which may be issued to certain of the Selling Stockholders upon the exercise of the outstanding Series B Warrants .

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the Warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “IENI” on the OTC Markets Group, Inc. OTCQBTM tier (the “OTCQB”). On April 21, 2011, the closing price of the common stock, as reported on the OTCQB was $0.10 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our common stock. You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 8, “Management's Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 22 and our historical financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references to the “Company,” “International Energy,” “we,” “our,” and “us,” refer to International Energy, Inc. and its wholly-owned subsidiaries.

About Us and Our Business

We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” for the purpose of providing a platform for automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. We were not successful in our efforts and ceased providing online automotive information in November 2006.

During 2005, as we started winding down our online automotive business activities, we amended our Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry although we continued to provide automotive information until November of 2006; initially, through International Energy Corp., our wholly owned subsidiary (“IEC”), we commenced operations as an oil and gas exploration company.

Oil and gas exploration was our primary focus from November 2006 through September of 2007. Although we acquired exploration rights under land leases located in the State of Utah, we were unable to successfully implement our proposed exploration program due to our inability to secure adequate drilling rigs and equipment as well as qualified personnel.

Our management decided that while our primary focus should remain on energy, our interests and those of our shareholders would be best served by redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. Subsequently, on September 17, 2007, we commenced the development and acquisition of these technologies through our wholly owned subsidiary, IEC, by entering into a Research Agreement with The Regents of the University of California (the “Research Agreement”) in the area of algal biochemistry and photosynthesis (the “Research Project”). The goal of the Research Project was to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

As of the date of this prospectus all of our business agreements have been terminated and we are considered to be a “shell company,” as defined by the United States Securities and Exchange Commission (the “SEC”). We are currently in the process of locating new commercial opportunities. Please refer to “Description of Our Business and Properties.”

Our corporate headquarters is located at 1200 G Street, NW Suite 800 Washington, District of Columbia 20005. Our telephone number is (800) 676-1006. Our corporate website address is www.internationalenergyinc.com. Information on our website does not constitute part of this prospectus.

2008 Private Placement

On April 17, 2008, we completed the sale of an aggregate of 4,000,000 units (the “Units”), each Unit consisting of one share of our common stock (collectively, the “Private Placement Shares”) and one Series B Non-redeemable Warrant (the “Series B Warrants”) to purchase up to an additional share of our common stock (the “Warrant Shares”), at a per unit purchase price of $0.60 (the “2008 Private Placement”), or an aggregate of $2,400,000, pursuant to the terms of Subscription Agreements having an effective date of April 17, 2008 between ourselves and certain institutional and other accredited investors (the “Investors”), as defined in Rule 501 of Regulation D promulgated under the Securities Act. The net proceeds of the Private Placement will be used for working capital purposes. The Series B Warrants have a term of two years and an exercise price of $0.60 per share. In connection with the Private Placement, we paid a commission of 100,000 Units each Unit consisting of one share (the “Commission Shares”) of our common stock and one Series B Warrant to one registered broker dealer.

In connection with the Private Placement, we agreed to file a registration statement for the purpose of registering the shares issued in the Private Placement as well as the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors. Accordingly, the 4,000,000 shares issued in the Private Placement, the 1,216,666 issued upon exercise of the Series B Warrants prior to the filing of the registration statement of which this prospectus is part, the 2,883,334 shares issuable upon exercise, if any, of the outstanding Series B Warrants, as well as the 583,333 shares purchased by certain of the Selling Stockholders in private transactions, are included in the registration statement of which this prospectus is part. We have not included the Commission Shares in the registration statement of which this prospectus is part.

The shares issued in the Private Placement comprised approximately 11.0% (without giving effect to the exercise of any of the Series B Warrants) of our issued and outstanding shares as of April 17, 2008, the date on which the Private Placement was consummated.

Risk Factors

As of the date of this prospectus all of our business agreements have been terminated and we are currently in the process of locating new commercial opportunities. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Selling Stockholders

           The Selling Stockholders are existing non-affiliated stockholders who purchased shares of our common stock from (i) us in the Private Placement completed on April 17, 2008, or through the exercise of the Series B Warrants or (ii) from one of our affiliates. Please refer to “Selling Stockholders.” Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 8,683,333 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 5,216,666 shares that were purchased by certain of the Selling Stockholders in the Private Placement (including the exercise of the Series B Warrants) and an aggregate of 583,333 shares acquired by certain of the Selling Stockholders from one of our associates, pursuant to exemptions from the registration requirements of the Securities Act; and up to 2,883,334 Warrant Shares which may be issued to certain of the Selling Stockholders upon the exercise of the Series B Warrants issued in connection with the Private Placement completed by us.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We did not receive any proceeds from the exercise of the remaining outstanding Series B Warrants. All 2,883,334 Series B Warrants expired unexercised on April 17, 2010.

All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Duration of Offering

We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is part, continuously effective under the Securities Act until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

           We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive aggregate proceeds of $2,400,000 from the sale of our shares to certain Selling Stockholders and an additional $730,000 from the exercise of Series B Warrants. All remaining 2,883,334 Series B Warrants expired unexercised on April 17, 2010. Please refer to “Use of Proceeds.”

Description of Our Common Stock

Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.01.

Number of Shares Outstanding

As of April 21, 2011, 42,249,166 shares of common stock were issued and outstanding, of which 16,379,167 shares (approximately 39%) were owned by 1420525 Alberta Ltd. a private corporation, the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer, director and controlling shareholder. No preferred shares were issued and outstanding. This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock purchase warrants, including, but not limited to, Series B Warrants. Please refer to “Description of Securities.”

Summary Financial Information

The following tables set forth a summary of certain selected financial data. You should read this information together with the consolidated financial statements and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data:	For the Nine Months Ended December 31, 2010 (Unaudited)	For the Nine Months Ended December 31, 2009 (Unaudited)	For the Year Ended March 31, 2010 (Audited)	For the Year Ended March 31, 2009 (Audited)
Revenue	$0	$0	$0	$0
Loss from operations	$(148,036)	$(285,618)	$(326,808)	$(1,235,981)
Net loss available to common stockholders	$(148,541)	$(224,111)	$(261,758)	$(1,227,825)
Basic and diluted net loss per share	$(0.00)	$(0.01)	$(0.01)	$(0.03)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	42,249,166	42,249,166	42,249,166	41,785,513

Consolidated Balance Sheet Data:	December 31, 2010 (Unaudited)	March 31, 2010 (Audited)	March 31, 2009 (Audited)
Cash and cash equivalents	$762,640	$913,060	$1,248,746
Working Capital	$759,548	$898,805	$1,206,440
Total assets	$765,996	$913,060	$1,262,304
Total liabilities	$6,448	$14,255	$55,864
Total stockholders’ equity	$759,548	$898,805	$1,206,440

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Financial Condition and Business

We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

We have incurred losses since our company was organized in November 6, 1998. Moreover, in each of the fiscal years ended March 31, 2010 and 2009, we recorded net losses of $261,758 and $1,227,825, respectively. During the nine months ended December 31, 2010 and 2009, we recorded net losses of $148,541 and $224,111, respectively.  From inception (November 6, 1998) through December 31, 2010, we recorded a cumulative deficit of $3,052,591. We cannot anticipate when, if ever, our operations will become profitable.

We are currently a “shell company,” do not have any business agreements in place and are in the process of locating new commercial opportunities.

Beginning with our Form 10-Q for the period ending September 30, 2010, we have been considered a “shell company,” within the meaning of SEC rules and do not currently engage in any business operations. We are, however, in the process of locating new commercial opportunities.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We have had only a limited operating history and previously attempted to develop a new technology that had not gained market acceptance. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

We may not locate any additional new commercial opportunities, in which case we will continue to be a “shell company.”

Although we are in the process of attempting to locate new commercial opportunities, there is no guarantee that we will be able to do so, in which case we will continue to operate as a “shell company.”

In the event we locate suitable new business opportunities we may need to obtain additional capital, and the failure to secure such additional capital will prevent us from commercializing our technology and executing our plan of operation.

We are currently a “shell company,” do not have any business agreements in place and are in the process of locating new business opportunities. In the even we locate a business opportunity we wish to become involved in we may need to obtain additional funding for its possible acquisition, or to fund any necessary research and development, as the case may be. Our ability to obtain additional funding will be subject to a number of factors, including but not limited to the market conditions. These factors may make the timing, amount, terms and conditions of additional funding unattractive; and, accordingly, the required capital may not be available to us. If we are unable to obtain sufficient financing on a timely basis, the development of our technology, facilities and products could be delayed and we could be forced to limit or terminate our operations altogether. Further, any additional funding that we obtain in the form of equity will reduce the percentage ownership held by our existing security holders.

Risks Relating to the Offering and Ownership of Our Securities

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTCQB, which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCQB is not as efficient as buying and selling stock through an exchange, it may be difficult for you to sell your shares or you may not be able to sell your shares for an optimum trading price.

The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCQB at the time of the order entry. The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCQB if the common stock or other security must be sold immediately.

The trading price of our common stock historically has been volatile and may not reflect its value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. From April 1, 2009 through March 31, 2010 our stock has traded at a low of $0.10 and a high of $0.38. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

1420525 Alberta Ltd., a private corporation solely owned by Mr. Harmel Rayat, our former chief financial officer, director and controlling shareholder, owns approximately 39% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

Upon completion of the offering, 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Harmel S. Rayat, our former chief financial officer, director and controlling shareholder, will own in the aggregate, 16,379,167 shares or approximately 39% of our outstanding common stock. As a result, Mr. Rayat may be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies; except for Mr. Dang, none of our officers and directors anticipate devoting more than approximately five (5%) percent of their time to our matters. Except for Mr. Dang, we currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

A new business opportunity may raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

We have a large number of restricted shares outstanding, a portion of which may be sold under rule 144 which may reduce the market price of our shares.

Of the 42,249,166 shares of our common stock issued and outstanding as of April 21, 2011, a total of 29,179,166 shares (inclusive of the 16,379,167 shares beneficially owned by 1420525 Alberta Ltd.) are deemed “restricted securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations set forth in Rule 144. This provision may apply as early as October 18, 2008, with respect to the shares issued in connection with the Private Placement, assuming that at such time the relevant criteria of Rule 144 is satisfied by both the selling shareholders owning the restricted shares and ourselves.

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd.). Accordingly, assuming all of the conditions of Rule 144 is satisfied by both 1420525 Alberta Ltd.) and us at the time of any proposed sale, 1420525 Alberta Ltd. may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

There are options to purchase shares of our common stock currently outstanding.

As of April 21, 2011, we have options outstanding to purchase an aggregate of 100,000 shares of our common stock to various persons and entities. The exercise prices of these options are as follows: 50,000 stock options at $0.83 per share and 50,000 stock options at $0.40 per share. The 2,883,334 Series B Warrants at $0.60 per share have all expired as of April 17, 2010. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.

Our articles of incorporation authorize the Board of Directors (the “Board”) to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTCQB.

           There is only a limited trading market for our shares on the OTCQB. The OTCQB is not an exchange. Trading of securities on the OTCQB is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling stockholders. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

Our common stock is a “penny stock,” and because “penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Our Business and Properties,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

You should review carefully the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

2008 PRIVATE PLACEMENT

On April 17, 2008, we consummated the sale of an aggregate of 4,000,000 shares of our common stock and Series B Warrants to purchase up to an additional 4,000,000 shares of our common stock at a per share purchase price of $0.60 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008, with the Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. In connection with the Private Placement we paid a commission consisting of 100,000 shares of our common stock and 100,000 Series B Warrants.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the Subscriptions Agreement we entered into a Registration Rights Agreement dated April 17, 2008 with the Investors. Pursuant to the terms of the Registration Rights Agreement, we have agreed to register the resale of the Private Placement Shares and the Warrant Shares on a registration statement to be filed by us with the SEC under the Securities Act of 1933, as amended. We have agreed to use our commercially reasonable efforts to file the registration statement with the SEC within 60 days after April 17, 2008, to cause such registration statement to be declared effective by the SEC within the earlier of 90 days after April 17, 2008 (or, in the event, of a review by the SEC, 150 days after April 17, 2008), or the 5th business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.

The Registration Rights Agreement does not provide for any penalties in the event we are not able to meet the aforesaid target dates.

The 4,000,000 shares issued in the Private Placement, the 1,216,666 issued upon exercise of the Series B Warrants, the 2,883,334 shares issuable upon exercise, if any, of the outstanding Series B Warrants, as well as the 583,333 shares purchased by certain of the Selling Stockholders, are collectively the subject of the registration statement of which this prospectus is part. We have not included the Commission Shares in the registration statement of which this prospectus is part.

The Series B Warrants were exercisable for a period of two years at an initial exercise price of $0.60 per share beginning on April 17, 2008. The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance is at a price per share which is less than the then applicable exercise price of the warrants, in which event then the exercise price shall be reduced and only reduced to equal lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. All 2,883,334 Series B Warrants expired unexercised on April 17, 2010.

Pursuant to the Subscription Agreement and the Registration Rights Agreement, we and the Investor have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature. In the event that during the twelve month period following the Closing Date, International Energy issues shares at a price per share which is less than $0.60 (“Base Share Price”), then International Energy is required to issue to the investors the number of shares equal to (1) the quotient of the aggregate purchase price payable under the Securities Purchase Agreement divided by Base Share Price less (2) the quotient of the aggregate purchase price divided by the per share purchase price under the Securities Purchase Agreement.

In connection with the Private Placement, we paid a commission of 100,000 units, each consisting of one share (the “Commission Shares”) of our common stock and one Series B Warrant to one registered broker dealer. We are not registering the Commission Shares for resale.

USE OF PROCEEDS

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise the Series B Warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. We did not receive any proceeds from the exercise of any Series B. All 2,883,334 Series B Warrants expired unexercised on April 17, 2010.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information-the OTCQB

Our common stock is quoted on the OTCQB under the symbol “IENI.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock Market SM.

As of April 21, 2011, there were 42,249,166 shares of our common stock outstanding and held by 84 stockholders of record. As of April 21, 2011, we had 100,000 shares of common stock reserved for issuance upon exercise of outstanding stock options. We have no shares of preferred stock issued and outstanding.

Currently, there is only a limited public market for our stock on the OTCQB. You should also note that the OTCQB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCQB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

The following table sets forth the range of high and low closing bid quotations for our common stock during our most recent two fiscal years on the Over the Counter Bulletin Board (the OTCBB), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities much like the OTCQB that shares of our common stock previously traded on. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR ENDING MARCH 31, 2010	HIGH	LOW
January 1 to March 31, 2010	$0.24	$0.10
October 1 to December 31, 2009	$0.29	$0.12
July 1 to September 30, 2009	$0.38	$0.19
April 1 to June 30, 2009	$0.25	$0.13

FISCAL YEAR ENDING MARCH 31, 2009	HIGH	LOW
January 1 to March 31, 2009	$0.30	$0.11
October 1 to December 31, 2008	$0.62	$0.15
July 1 to September 30, 2008	$1.88	$0.60
April 1 to June 30, 2008	$2.26	$0.96

Dividend Policy

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or
•
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 20,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The following table sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of the Company’s existing equity compensation plans, as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	100,000	$0.62	19,850,000

Equity compensation plans not approved by security holders(2)	-	-	-
Total	100,000	$0.62	19,850,000

(1)Consists of grants under the Company’s 2002 Stock Plan.

(2) Consists of grants under individual compensation arrangements approved separately by the Board and are not part of any written or formal plan under which the Company will be obligated to issue equity compensation in the future.

There were no stock options exercised during the years ended March 31, 2010 and 2009 or during the nine months ended December 31, 2010. During the nine months ended December 31, 2010, 7,950,000 stock options with a weighted average exercise price of $0.13 per share were cancelled. These stock options were fully vested on their cancellation date and the related stock-based compensation expense was already previously recorded. The weighted average fair value of stock options granted during the year ended March 31, 2009 was $0.61 per share. At December 31, 2010, we had vested stock options to purchase 40,000 shares of our common stock at a weighted average exercise price of per share of $0.62.

During the nine months ended December 31, 2010 and 2009, stock-based compensation expense of $9,284 and $16,229, respectively, was recognized for options previously granted and vesting over time. During the years ended March 31, 2010 and 2009, stock-based compensation expense of $19,758 and $12,235, respectively, was recognized for options previously granted and vesting over time. As of December 31, 2010, we had $13,723 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of three years.

The options outstanding and exercisable as of December 31, 2010, can be summarized as follows:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Excercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$0.40	50,000	7.8	$0.40	20,000	7.8	$0.40
0.83	50,000	7.7	0.83	20,000	7.7	0.83
$0.40 - $ 0.83	100,000	7.8	$0.62	40,000	7.8	$0.62

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

Of the 42,249,166 shares of our common stock issued and outstanding as of April 21, 2011, a total of 29,179,166 shares (inclusive of the 16,379,167 shares beneficially owned by 1420525 Alberta Ltd.) are deemed "restricted securities" within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision became applicable (assuming that at such time the relevant criteria of Rule 144 was, and continues to be, satisfied by both the shareholders owning the restricted shares and ourselves) to the 4,000,000 shares (inclusive of the Commission Shares) issued in connection with the Private Placement, on October 18, 2008,

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by 1420525 Alberta Ltd. Accordingly, assuming all of the conditions of Rule 144 is satisfied by both 1420525 Alberta Ltd. and us at the time of any proposed sale, 1420525 Alberta Ltd. may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Beginning with our Form 10-Q for the period ending September 30, 2010, we have been considered a “shell company,” within the meaning of SEC rules and do not currently engage in any business operations. We are, however, in the process of locating new commercial opportunities.

We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01 per share.

Our initial business operations focused on the establishment of an online used car exchange. We were not successful in our efforts and ceased providing online automotive information; on June 20, 2005, we amended our Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry; initially, through IEC., our wholly owned subsidiary, we commenced operations as an oil and gas exploration company while winding down our online automotive services.

Although we acquired interests in various land leases, we were unable to timely implement our exploration program as a result of the unavailability of adequate drilling equipment and qualified personnel. Consequently, our property interests lapsed. In September of 2007 our Board of Directors concluded that our best interests as well as those of our shareholders would be served by remaining in the energy sector but redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative (renewable) energy technologies.
In furtherance of our business, on September 17, 2007, through IEC, we entered into the Research Agreement with The Regents of the University of California, which has expired. We are undertaking efforts to identify new commercial opportunities. Please refer to “Description of Our Business and Properties” below.

We have yet to establish any history of profitable operations. We have incurred losses since our company was organized in November 6, 1998. In each of the fiscal years ended March 31, 2010 and 2009, we recorded net losses of $261,758 and $1,227,825, respectively. During the nine months ended December 31, 2010 and 2009, we recorded net losses of $148,541 and $224,111, respectively.  From inception (November 6, 1998) through December 31, 2010, we recorded a cumulative deficit of $3,052,591. We cannot anticipate when, if ever, our operations will become profitable.

The following financial information is historical in nature and does not necessarily correlate to our current or future business operations.

Results of Operations for the Three and Nine Months Ended December 31, 2010 and 2009

Operating Expenses

A summary of our operating expenses for the three and nine months ended December 31, 2010 and 2009 was as follows:

	Three Months Ended December 31,		Increase /	Percentage
	2010	2009	(Decrease)	Change

Operating expenses
Marketing and investor relations	$1,495	$1,275	$220	17%
Director and management fees	14,979	11,479	3,500	30
Professional fees	9,811	22,490	(12,679)	(56)
Salaries and benefits	-	3,023	(3,023)	(100)
Other operating expenses	6,948	13,191	(6,243)	(47)
Total operating expenses	$33,233	$51,458	$(18,225)	(35	) %

	Nine Months Ended December 31,		Increase /	Percentage
	2010	2009	(Decrease)	Change

Operating expenses
Marketing and investor relations	$4,045	$15,448	$(11,403)	(74	) %
Director and management fees	38,583	38,729	(146)	(0)
Research and development	-	29,835	(29,835)	*
Professional fees	68,992	110,799	(41,807)	(38)
Salaries and benefits	10,002	56,325	(46,323)	(82)
Other operating expenses	26,414	34,482	(8,068)	(23)
Total operating expenses	$148,036	$285,618	$(137,582)	(48	) %

* Not meaningful

Marketing and Investor Relations

Marketing and investor relations costs represent fees paid to publicize our technology within the industry and investor community with the purpose of increasing company recognition.

We utilize various third parties to manage our investor relations and facilitate our marketing programs, to increase company recognition and branding, and to provide shareholder communications.

Effective April 15, 2009, we entered into a one-year Shareholder Communication Services Agreement (the “Shareholder Communications Agreement”) with a third party consultant to provide shareholder communication and related administrative services. In accordance with the terms of the Shareholder Communications Agreement, we pay the third party consultant $375 per month. The Shareholder Communications Agreement was renewed (with the same terms) for another one-year term, expiring April 15, 2011. Accordingly, we incurred $1,125 during both of the three month periods ended December 31, 2010 and 2009 pursuant to the Shareholder Communications Agreement. We incurred $3,375 and $3,188 during the nine months ended December 31, 2010 and 2009, respectively, pursuant to the Shareholder Communications Agreement.

Effective October 1, 2008, we entered into a one-year Market Access Services Agreement (the “Market Agreement”) with an investor relations firm. Pursuant to the terms of the Market Agreement, we paid $1,900 per month for investor and public relations, corporate branding and corporate image services. The Market Agreement was not renewed. We did not incur any fees pursuant to the Market Agreement during the three months ended December 31, 2010 or 2009. During the nine months ended December 31, 2010 and 2009, we incurred $0 and $11,400, respectively, pursuant to the Market Agreement.

Director and Management Fees

Non-employee directors receive $2,500 per quarter for their services as directors.

Director fees for both of the three month periods ended December 31, 2010 and 2009 include fees earned of $7,500. Additionally, we recorded stock compensation expense of $2,380 and $3,979 for the three months ended December 31, 2010 and 2009, respectively, for stock options previously granted and vesting over time.

Director fees for both of the nine month periods ended December 31, 2010 and 2009 include fees earned of $22,500. Additionally, we recorded stock compensation expense of $9,284 and $16,229 for the nine months ended December 31, 2010 and 2009, respectively, for stock options previously granted and vesting over time.

Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Amit S. Dang a director and as our Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer), and Secretary.

We entered into an Executive Services Agreement with Mr. Dang, dated August 30, 2010 (the “Agreement”) pursuant to which Mr. Dang will provide us with executive services. We may terminate the Agreement at any time, for or without cause, upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to our affairs.

During the three and nine months ended December 31, 2010, we incurred $5,100 and $6,800, respectively, pursuant to the Agreement.

Research and Development

Research and development represent costs incurred to develop our technology pursuant to our former research agreement with UOC. The UOC Research Agreement included salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.

Research and development expense for the nine months ended December 31, 2009 is comprised entirely of payments made pursuant to the UOC Research Agreement.

Professional Fees

Professional fees substantially consist of accounting, audit, tax and legal fees, and SEC related filing costs.

Professional fees were $9,811 during the three months ended December 31, 2010, a decrease of $12,679, from $22,490 for the same period of the prior year. The decrease is substantially due to decreases in accounting related fees of approximately $2,800 and legal fees of approximately $10,300 as a result of us filing amendments to our Form S-1 and related correspondence in the prior year.

Professional fees were $68,992 during the nine months ended December 31, 2010, a decrease of $41,807, from $110,799 for the same period of the prior year. The decrease is substantially due to decreases in accounting related fees of approximately $16,100, legal fees of approximately $22,000, and SEC related filing costs of approximately $3,400. The decrease in these costs from the prior year is the result of us filing amendments to our Form S-1 and a response to an SEC comment letter in the prior year as well as an increase in the utilization of legal counsel during the prior year for the preparation and review of the required filings with the SEC and related correspondence.

Salaries and Benefits

           Salaries and benefits consists entirely of amounts paid to and on behalf of Mr. Charles Bell, our former President, Chief Executive Officer, Chief Financial Officer and one of our directors. Until September 1, 2009, Mr. Bell's annual compensation was $100,000. Effective September 1, 2009, Mr. Bell no longer devoted his full time efforts to the Company. However, he still retained all aforementioned executive officer positions and remained one of our directors. Because Mr. Bell's hours were curtailed his annual compensation was reduced to $18,000, effective September 1, 2009. Effective August 27, 2010, Mr. Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Dang a director and as our Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary. Compensation provided to Mr. Dang is included in "Director and Management Fees" as discussed in the same titled section above.

Other Operating Expenses

Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees and other administrative costs.

Other operating expenses were $6,948 during the three months ended December 31, 2010, a decrease of $6,243, from $13,191 for the same period in 2009, partially due to a decrease in travel and entertainment related expense of approximately $10,100 offset by an increase in rent of approximately $4,700. During the prior year, we were attempting to identify new commercial opportunities, which required significant travel. Effective October 1, 2010, we entered into a three month operating lease for additional business office space in Detroit, MI utilized by Mr. Dang. Rent is $715 per month, plus variable charges.

Other operating expenses were $26,414 during the nine months ended December 31, 2010, a decrease of $8,068, from $34,482 for the same period in 2009, partially due to decreases in travel and entertainment related expense of approximately $5,200 and rent of approximately $2,500. During the prior year, we were attempting to identify new commercial opportunities, which required significant travel. The decrease in rent is partially due to the reduction of the size of the corporate office space that we lease in Washington, DC. Effective August 1, 2009, rent for this facility was reduced from $1,100 per month to $219 per month, plus variable charges. Offsetting the decrease in rent expense related to the Washington, DC office space is an increase in rent expense for the additional business office space we utilized in Detroit, MI., effective October 1, 2010.

Other Income (Expense)

A summary of our other income (expense) for the three and nine months ended December 31, 2010 and 2009 was as follows:

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change
Other income (expense)
Change in fair value of warrant liability	$-	$73,633	$(73,633)	$-	$61,765	$(61,765)
Foreign exchange loss	(267)	(336)	69	(505)	(258)	(247)
Total other income (expense)	$(267)	$73,297	$(73,564)	$(505)	$61,507	$(62,012)

Change in fair value of warrant liability

On April 1, 2009, we adopted guidance which is now part of ASC 815-40, Contracts in Entity's Own Equity (ASC 815-40). We determined that our Series B Warrants contained a Dilutive Issuance provision. As a result, we reclassified 2,883,334 of our Series B Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

Our Series B Warrants were considered derivative liabilities and were therefore required to be adjusted to fair value each quarter. We valued our warrant liability using a Black-Scholes model. Our stock price, remaining term of the Series B Warrants and the volatility of our stock all impacted the fair value of our Series B Warrants.

At March 31, 2010, we determined that the fair value of the 2,883,334 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term. Since all 2,883,334 Series B Warrants expired on April 17, 2010, their fair value at December 31, 2010 was $0. Accordingly, we did not record a non-cash gain or loss during the three and nine months ended December 31, 2010. During the three and nine months ended December 31, 2009, we recorded non-cash gains related to the Series B Warrants of $73,633 and $61,765, respectively.

Results of Operations for the Years Ended March 31, 2010 and 2009

A summary of our operating expense for the years ended March 31, 2010 and 2009 is as follows:

	Year Ended
	March 31,		Increase /	Percentage
	2010	2009	(Decrease)	Change

Operating expenses
Investor relations	$19,983	$552,900	$(532,917)	(96)%
Director fees - related party	49,758	32,527	17,231	53
Research and development	29,835	136,158	(106,323)	(78)
Professional fees	125,522	149,961	(24,439)	(16)
Salaries and benefits	62,448	205,326	(142,878)	(70)
Other operating expenses	39,262	159,109	(119,847)	(75)
Total operating expenses	$326,808	$1,235,981	$(909,173)	(74)%

Investor relations

Investor relations costs represent fees paid to publicize our technology within our industry and the investment community with the purpose of increasing company recognition and name branding.

In November 2007 we retained the services of an investor relations firm. From April 2008 through September 2008, we continued to utilize the investor relations firm for increased publicity of our technology within our industry and the investment community and market place, paying the investor relations firm $552,900 during the year ended March 31, 2009.

Effective October 1, 2008, we entered into a one-year Market Access Services Agreement (the “Market Agreement”) with the same investor relations firm that we had previously been utilizing to publicize our technology and increase company recognition and name branding. Pursuant to the terms of the Market Agreement, we paid $1,900 per month for investor and public relations, corporate branding and corporate image services. Accordingly, our investor relations expense for periods after October 1, 2008 through the date of this Report, have been significantly reduced. The Market Agreement expired on September 30, 2009 and was not renewed.

Effective April 15, 2009, we entered into a one-year Shareholder Communication Services Agreement (the “Shareholder Communications Agreement”) with a third party consultant to provide shareholder communication and related administrative services. In accordance with the terms of the Shareholder Communications Agreement, we pay the third party consultant $375 per month.

During the year ended March 31, 2010, we recorded investor relations expense of $15,200 pursuant to the Market Agreement and $4,313 pursuant to the Shareholder Communications Agreement.

Director fees – related party

Effective October 1, 2008, non-employee directors receive $2,500 per quarter for their services as directors. Prior to October 1, 2008, non-employee directors received $750 per quarter plus $100 for each Board meeting attended.

Director fees for the years ended March 31, 2010 and 2009 consist of quarterly fees earned of $30,000 and $20,292, respectively, and stock compensation expense of $19,758 and $12,235 for the years ended March 31, 2010 and 2009 for stock options previously granted and vesting over time.

The increase in quarterly fees earned is partially due to the increase in director compensation from $750 per quarter to $2,500 per quarter. Additionally, two non-employee directors were not appointed until the second quarter of 2009 and one during the third quarter of 2009.

Research and development

           Research and development represent costs incurred to develop our technology pursuant to our former research agreement with UOC. The UOC Research Agreement included salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.

Research and development expense for the year ended March 31, 2010, is comprised entirely of payments made pursuant to the UOC Research Agreement.

Research and development expense for the year ended March 31, 2009 is substantially comprised of payments made pursuant to the UOC Research Agreement and reimbursement of $10,958 for other out-of-pocket costs.

Professional fees

Professional fees substantially consist of accounting, audit, tax and legal fees, and Edgar filing fees.

Professional fees were $125,522 during the year ended March 31, 2010, a decrease of $24,439, from $149,961 for the year ended March 31, 2009, due to increases in accounting fees of approximately $12,000, audit and audit related fees of $5,900, and Edgar filing fees of approximately $4,000 being offset by a decrease in legal fees of approximately $41,900 and tax related fees of approximately $2,900. The increases in accounting and audit related fees are partially the result of the time to review the amended Form S-1 once it was prepared by legal counsel. Also contributing to the increase in accounting related fees is the closing of our administrative office in Vancouver, British Columbia, Canada, effective August 31, 2008, terminating all of the employees in Vancouver, Canada. Due to this downsizing, as of September 1, 2008, we began outsourcing our accounting function to third parties.

The decrease in legal fees from the prior year is the result of us filing three Form S-1/As during the prior year ended March 31, 2009, as well as an increase in the utilization of legal counsel during the prior year for the preparation and review of required filings with the SEC, and correspondence regarding the appointment of new board members as well as the hiring and resignation of certain members of our management team.

Salaries and benefits

Salaries and benefits for the year ended March 31, 2010, consists entirely of amounts paid to and on behalf of Mr. Charles Bell, who was appointed our President, Chief Executive Officer and Director, effective October 15, 2008, to fill the vacancy created by the resignation of Mr. Greg O’Reilly on the same date. Until September 1, 2009, Mr. Bell’s annual compensation was $100,000. Effective September 1, 2009, Mr. Bell no longer devotes his full time efforts to our operations. However, he still remains our President, Chief Executive Officer and a Director. Since Mr. Bell’s hours have been curtailed his annual compensation was reduced to $18,000, effective September 1, 2009.

During the year ended March 31, 2009, we incurred $26,781 in cash wages and benefits expense for services rendered by Mr. Greg O’Reilly, our former President, Chief Executive Officer, and Director. During the year ended March 31, 2009, we incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

Effective June 1, 2008, we needed additional back-office support. As a result, we began paying salaries to administrative support employees in the Vancouver, Canada office. Effective August 31, 2008, we closed our administrative office in Vancouver, Canada, terminating all of the employees in that office. During the year ended March 31, 2009, we incurred approximately $126,000 in salary expense related to the administrative support employees in the Vancouver, Canada office.

Other operating expenses

Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees and other administrative costs.

Other operating expenses were $39,262 during the year ended March 31, 2010, a decrease of $119,847, from $159,109 for the year ended March 31, 2009, substantially due to decreases in travel and entertainment related expense of approximately $96,700, office supplies, postage and printing of approximately $8,700 and rent of $7,000. During the prior year, we publicized our technology within the investor community and market place, which required significant travel. Effective June 1, 2008 through August 31, 2008, we utilized administrative support employees in the Vancouver, Canada office which required the purchase of office supplies and related materials. The decrease in rent is the result of the termination of us paying CAD$700 per month for rent for the Canadian office on August 31, 2008 as well as reducing the level of services previously provided at our office in Washington DC, effective August 1, 2009 from $1,100 per month to $219 per month plus tax and variable charges.

We maintain an office at 1200 G Street, NW, Suite 800, Washington, District of Columbia 20005. We had a one year lease, which began on August 1, 2008. The lease automatically renews on the anniversary date, but we may terminate by giving written notice to the landlord not less than ninety (90) days prior to the end of any extension or renewal period. Rent for the office in Washington, DC was $1,100 per month plus tax and variable charges. On August 1, 2009, we renewed the lease agreement for another one year term, reducing the level of services previously provided. Pursuant to the new lease terms, we are provided with a bundle of services, including, but not limited to, reception, phone and mail service for $219 per month plus tax and variable charges.

Other income (expense)

A summary of our other income (expense) for the years ended March 31, 2010 and 2009 was as follows:

	Year Ended
	March 31,		Increase /	Percentage
	2010	2009	(Decrease)	Change

Other income (expense)
Interest income	$-	$17,769	$(17,769)	*	%
Interest expense	-	(195)	(195)	*
Change in fair value of warrant liability	65,635	-	65,635	*
Loss on disposal of fixed assets	-	(9,800)	(9,800)	*
Foreign exchange gain (loss)	(585)	382	(967)	*
Total other income (expense)	$65,050	$8,156
* Not meaningful

Interest income

Interest income for the year ended March 31, 2009, represents interest earned on proceeds received as a result of the 2008 Private Placement completed in April 2008, raising gross proceeds of $2,400,000 (see “Liquidity and Capital Resources: 2008 Private Placement” below). Our interest-bearing bank account was maintained at a financial institution located in Canada. Effective August 31, 2008, we closed our administrative office in Vancouver, Canada. As a result, we also closed the bank account at the Canadian financial institution and transferred all of our cash to a non-interest bearing account at a U.S. financial institution.

Change in fair value of warrant liability

On April 1, 2009, we adopted guidance which is now part of ASC 815-40, Contracts in Entity’s Own Equity (ASC 815-40). We determined that our Series B Warrants contained a Dilutive Issuance provision. As a result, we reclassified 2,883,334 of our Series B Warrants to warrant liability, under current liabilities, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

Our Series B Warrants are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. We value our warrant liability using a Black-Scholes model. Our stock price, remaining term of the Series B Warrants and the volatility of our stock all impact the fair value of our Series B Warrants.

At March 31, 2010, we determined that the fair value of the 2,883,334 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term. The adjustments recorded each quarter to adjust the Series B Warrants to fair value resulted in a non-cash gain of $65,635 during the year ended March 31, 2010.

All of the 2,883,334 Series B Warrants outstanding at March 31, 2010 expired unexercised on April 17, 2010.

Loss on disposal of fixed assets

We recorded a loss on disposal of fixed assets of $9,800 during the year ended March 31, 2009, as a result of the removal of the cost and related accumulated depreciation from our consolidated financial statements for equipment that was either no longer in service or deemed obsolete. Substantially all of this equipment was located at our previous administrative office in Vancouver, British Columbia, Canada, which was closed, effective August 31, 2008.

Liquidity and Capital Resources

The consolidated financial statements have been prepared assuming we will continue as a going concern. We have incurred cumulative losses of $3,052,591 through December 31, 2010 and do not have positive cash flows from operating activities. Due to the “start up” nature of our business, we expect to incur losses as we continue development of our technologies and expand. We face all the risks common to development stage companies, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investments in order to expand the range and scope of our business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our principal source of liquidity is cash in the bank. Our future funding requirements will depend on numerous factors, including: the time and investment required to invest in our business activities; to recruit and train qualified management personnel; and our ability to compete against other, better capitalized corporations in similar businesses.

At December 31, 2010, we had cash and cash equivalents of $762,640. We have financed our operations primarily from funds received pursuant to the 2008 Private Placement completed in April 2008, raising gross proceeds of $2,400,000 and cash received from the exercise of warrants.

Net cash used in operating activities was $150,420 for the nine months ended December 31, 2010, compared to net cash used of $292,327 for the same period in 2009. The decrease in cash used in operating activities of $141,907 was substantially due to decreases in amounts paid for investor relations, research and development, professional fees, salaries and benefits, and rent. Please refer to “Results of Operations for the Three and Nine Months Ended December 31, 2010 and 2009” above for discussion regarding the decreases in these expenses.

Net cash used in operating activities was $335,686 for the year ended March 31, 2010, compared to net cash used of $1,409,584 for the year ended March 31, 2009. The decrease in cash used in operating activities of $1,073,898 was substantially due to decreases in investor relations costs of $532,917, research and development of $106,323, salaries and benefits of $142,878, and other operating expense of $119,847. See “Results of Operations for the Years Ended March 31, 2010 and 2009” above for discussion regarding the decreases in these expenses. Also contributing to the decrease in net cash used in operating activities is that during the year ended March 31, 2009, we repaid $162,945 accrued in previous periods for management services provided by two directors in previous years.

Net cash used in investing activities was $0 for the year ended March 31, 2010, compared to $10,395 for the year ended March 31, 2009. During the year ended March 31, 2009, we purchased $10,395 of equipment, all of which was for use by the previous administrative office in Vancouver, B.C. and subsequently disposed of on August 31, 2008.

Net cash provided by financing activities was $0 for the year ended March 31, 2010 compared to $1,871,000 for the year ended March 31, 2009. During the year ended March 31, 2009, we received $1,141,000 pursuant to the 2008 Private Placement and $730,000 from the exercise of warrants.

Other Contractual Obligations

As of December 31, 2010, our contractual obligations consist of total future minimum lease payments of approximately $1,800 pursuant to our corporate office lease in Washington, DC and our business office lease in Detroit, MI. In addition, we have total future minimum payments of $1,300 pursuant to the Shareholder Communications Services Agreement, as discussed above.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued Accounting Standards

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion. The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Overview

Beginning with our Form 10-Q for the period ending September 30, 2010, we have been considered a “shell company,” within the meaning of SEC rules and do not currently engage in any business operations. We are, however, in the process of locating new commercial opportunities.

We were previously a development stage company engaged in an effort to develop processes and technologies permitting the commercially viable extraction of extract of “biofuels” from algae. On September 17, 2007, through our wholly owned subsidiary, International Energy Corp., we commenced the development and acquisition of biofuel technologies by entering into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis. Our Research Project aims to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

Our Previous Agreement with the Regents of the University of California

On September 17, 2007, through our wholly owned subsidiary, International Energy Corp., entered into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis. The Research Agreement expired on September 16, 2009, when we did not renew the Research Agreement.

Employees

As of the date of this prospectus we have 1 employee, our President, Chief Executive Officer and Chief Financial Officer, Mr. Amit S. Dang.

Properties

We maintain an office at 1200 G Street, NW, Suite 800, Washington, District of Columbia 20005. We had a one year lease, which began on August 1, 2008. The lease automatically renewed on the anniversary date of August 1, 2009, for another one year term. Rent for the office in Washington, DC was originally $1,100 per month plus tax and variable charges. Upon renewal of the lease, we reduced the level of services previously provided.  Pursuant to the new lease terms, we are provided with a bundle of services, including, but not limited to, reception, phone and mail service for $219 per month plus tax and variable charges. We may terminate our lease by giving written notice to the landlord not less than ninety (90) days prior to the end of any extension or renewal period.

We also maintain an office at 2000 Town Center, Suite 1900, Southfield, Michigan, 48075. We have a three month lease, which began October 1, 2010. The lease automatically renews on the anniversary date but we may terminate it by providing written notice to the landlord not less than sixty (60) days prior to the end of any extension or renewal period. The rent for the office in Detroit, Michigan is $715 per month plus tax and variable charges, which we share evenly with PhytoMedical Technologies, Inc. for whom Mr. Dang also serves as President, Chief Executive Officer, and Chief Financial Officer.

Effective December 31, 2010, we terminated our lease for our office at 203 East Broadway, Bel Air, Maryland.

Legal Proceedings

We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incur in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our financial position, results of operations or cash flow at this time. Furthermore, we do not believe that there are any proceedings to which any of our directors, officers, or affiliates, any owner of record of the beneficially or more than five percent of our common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of all of our current directors and executive officers. We have a Board of Directors comprised of four members. Executive officers serve at the discretion of the Board and are appointed by the Board. Each director holds office until a successor is duly elected or appointed. Officers are elected annually by the Board and serve at the discretion of the board.

Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

As of the date of this prospectus, the members of our Board of Directors and our executive officers were as follows:

Name	Age	Position	Held Position Since
Amit S. Dang (1)	30	President, Chief Executive Officer, Chief Financial Officer, Director and Secretary	August 30, 2010
Derek J. Cooper (2)	32	Director	January 21, 2005
Joanne Lustre	51	Director	September 12, 2008
Jatinder S. Bhogal	42	Director	October 15, 2008

 (1) The Board appointed Mr. Amit S. Dang a director of the Company and as its Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary on August 30, 2010, after Mr. Charles Bell resigned as a member of the Board and as an officer of the Company effective as of August 27, 2010.

(2) Mr. Cooper resigned as our President and Chief Executive Officer on August 1, 2008; he continues to serve as one of our directors. Please refer to “Recent Management Changes” below.

Biographical Information

Amit S. Dang. President, Chief Executive Officer, Chief Financial Officer and Director. Mr. Dang holds a Bachelors degree (B.B.A.) in Finance from Wayne State University (2003), with advanced academic studies in contract, criminal, civil, and policy law; management, finance, logistics, and strategy; and audit theory; from Michigan State University (2003-2004), The University of Michigan (2004-2006), and the Institute of Internal Auditors (2006-2008), respectively. From May 2005 to August 2005, Mr. Dang was employed as an Accountant at Noir Medical Technologies / Laser Company, and from February 2006 to June 2006, he served as a Business Process and Development Consultant for Sterling Solutions and Systems. From June 2006 to May 2008, Mr. Dang worked as a Risk and Performance Services Consultant at Crowe Horwath, where he specialized in identifying high-risk areas for public and private companies and helped develop and re-engineer core business processes for greater efficiency and control. From October 13, 2009 through May 11, 2010, Mr. Dang served as the President and Chief Executive Office and Chief Financial Officer of HepaLife Technologies, Inc. Mr. Dang is also providing executive services to Phytomedical Technologies, Inc. as its President and Chief Executive Office, Chief Financial Officer and Secretary. Since May 2008, Mr. Dang has served as the Managing Director for Infinitus Ventures, facilitating the early incubation, capital funding, and development of client companies. In addition, Mr. Dang provides consulting services to Companies in the process of transitioning into alternative business ventures. In light of our current circumstances, Mr. Dang’s financial and accounting background and his experience with companies transitioning to other business ventures make him particular qualified to on our board of directors during this important transitional period in our corporate history.

Derek Cooper.  Since 2003, Mr. Cooper has provided various engineering services to mining, energy and utilities companies. Mr. Cooper is an engineer registered in the Province of Alberta. Mr. Cooper earned his B.Sc. in 2001 and his B.A.Sc. in 2005. Mr. Cooper joined us as a Director on January 21, 2005. Mr. Cooper previously served as a director and officer of Entheos Technologies, Inc., where he has held these positions since from September 2008 to September 2010. Mr. Cooper has also served on the board of directors for Phytomedical Technologies Inc. from September 2003 to September 2006.

Joanne Lustre. Director. Ms. Lustre earned a Bachelor of Science degree from the University of British Columbia in 1980 and also earned a Masters in Business Administration from Athabasca University in 2003. From 1998 to 2006 Ms. Lustre was Vice President of Business Development and Sales and Marketing at Response BioMedical Corp. From January 2007 to July 2008, Ms. Lustre was Head of Strategic Marketing at Innovative Biosensors, Inc.; and, from July 2008 to present, Ms. Lustre is serving as Vice-President of Corporate Business Development and as Vice-President of Clinical Diagnostics. Ms. Lustre joined the Company as a Director.

Jatinder S. Bhogal. Since December 1993, Mr. Bhogal has worked as a business consultant to emerging growth companies. For more than 15 years, Mr. Bhogal has provided early business development guidance and consulting on a contract basis to companies developing healthcare services, medical devices, pharmaceuticals and vaccines, solar-photovoltaics, biofuels, and information technology solutions. Mr. Bhogal is also a director of New Energy Technologies, Inc., which is developing technologies for the production of alternative energy and through May 11, 2010, was a director of Alliqua, Inc. (formerly, HepaLife Technologies, Inc.), a biomedical products company, each of which is a public company.

Recent Management Changes

We have recently experienced a change in our management and Board:

Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board of the Directors and as an officer of International Energy, Inc.; in order to fill the vacancy created by the resignation, on August 30, 2010, Mr. Amit S. Dang was appointed to the Board and as our Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary.

We entered into an Executive Services Agreement with Mr. Dang dated August 30, 2010 (the “Agreement”), pursuant to which Mr. Dang will provide executive services to the Company. The Company may terminate the Agreement at any time, for or without cause, upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to the Company’s affairs.

As noted above, on August 1, 2008, Mr. Cooper, currently one of our directors, resigned as our President and Chief Executive Officer. On that date, Mr. Gregory O’Reilly was appointed to serve as our President and Chief Executive Officer. Mr. O’Reilly was also appointed a director by our Board of Directors. We entered into an employment agreement dated July 29, 2008 with Mr. O’Reilly.

On October 15, 2008, Mr. O’Reilly resigned his positions with us, for health related reasons. Effective as of that date, we entered into an agreement with Mr. O’Reilly terminating his employment agreement with us and forfeiting the stock options granted to Mr. O’Reilly pursuant to the employment agreement.

Mr. Harmel S. Rayat resigned his positions as one of our directors and officers on September 10, 2008. Mr. Rayat continues to be one of our shareholders. Please refer to “Security Ownership of Certain Beneficial Owners and Management” below.

On September 12, 2008 Ms. Joanne Lustre was appointed a director and Mr. Frank J. Fabio was appointed our Chief Financial Officer and Secretary. Mr. Fabio subsequently resigned from his positions with us on January 9, 2009.

On October 15, 2008 Mr. Jatinder S. Bhogal was appointed a director of the Company.

Compensation of Directors

We do not pay director compensation to directors who are also our employees Our Board of Directors determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

•
Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required on behalf of a company of the size and scope of International Energy, Inc.;

•	Compensation should align the directors’ interests with the long-term interests of stockholders; and
•	Compensation should assist with attracting and retaining qualified directors.

Non-employee directors receive $2,500 per quarter for their services as directors. All of our directors are entitled to participate in our 2002 Stock Plan. We also reimburse directors for any actual expenses incurred to attend meetings of the Board.

The following table provides information regarding all compensation paid to our non-employee directors during the fiscal year ended March 31, 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
Derek J. Cooper	$10,000	$10,000
Joanne Lustre	10,000	10,000
Jatinder S. Bhogal	10,000	10,000
Total Director Compensation	$30,000	$30,000

(1) The amounts in this column represent the quarterly cash meeting fee earned by or paid to our non-employee directors for service during the fiscal year ended March 31, 2010.

Directors’ and Officers’ Liability Insurance

We do not currently maintain directors and officers liability insurance coverage. We are currently reviewing insurance policies and anticipate obtaining coverage for our board of directors and officers.

Family Relationships and Other Matters

There are no family relationships between any of our directors, executive officers and other key personnel.

Legal Proceedings

During the past ten years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation, of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation agreed to cease and desist from committing or causing any violations and any future violations of, among other things, Section 5(a) and 5(c) of the Securities Act of 1933. EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

On August 8, 2000, Mr. Harmel S. Rayat and EquityAlert.com, Inc., without admitting or denying the allegations of the Securities and Exchange Commission that EquityAlert.com, Inc did not disclose certain compensation received by it in connection with the publication of promotional advertisements of EquityAlert.com Inc. and Mr. Rayat consented to the entry of a permanent injunction enjoining them from violating Section 17(b) of the Securities Act of 1933; in addition, each agreed to pay a civil penalty of $20,000.

Mr. Rayat resigned his position as one of our officers and directors on September 12, 2008.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including our Chief Financial Officer and Chief Executive Officer.  The Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to the SEC, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code of Ethics. Our Code of Ethics is available on our website at http://www.internationalenergyinc.com. To access our Code of Ethics, click on “Investors”, and then click on “Code of Ethics” located under “Corporate Governance.”

A copy of our Code of Ethics may be obtained at no charge by sending a written request to our Chief Executive Officer, Amit S. Dang, 1200 G Street, NW Suite 800, Washington, DC, 20005.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines applicable to our Board of Directors. Our Corporate Governance Guidelines are available on our website at http://www.internationalenergyinc.com. To access our Corporate Governance Guidelines, click on “Investors”, and then click on “Corporate Governance” located under “Corporate Governance.”

Director Independence

We are not listed on a U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances, our Board of Directors has determined that each of Messrs. Bhogal and Cooper and Ms. Lustre are independent from our management and qualify as an “independent director” under the standards of independence of the FINRA listing standards.  As a result, we currently have a majority of independent directors as required by the FINRA listing standards. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer serves as Chairman of our Board of Directors. We feel that in this combined role, he can provide unique insight into the company’s business, industry, and strategic opportunities, consistent and reliable communication between our board and management, clear accountability for the execution of our strategy, effective decision-making, and alignment on corporate strategy. We do not have a lead independent director.

The Board believes full and open communication between it and management is essential for effective risk management and oversight. Members of our board meet regularly with our Chief Executive Officer to discuss strategy and risks facing the company. Our Chief Executive Officer attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and any other matters. Our Chief Executive Officer is also asked to contribute to the agenda for these meetings, so that each functional division of the company can identify topics that may require board attention. Each quarter our Chief Executive Officer presents to the board on strategic matters involving our operations and strategic initiatives and discusses with the board key strategies, challenges, risks, and opportunities for the company.

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, is responsible for the oversight of risk management. In its risk oversight role, the Board of Directors monitors whether the risk management processes that management has designed and implemented are effective both as designed and as executed.

Board of Directors Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended March 31, 2010, each director attended at least 75% of all meetings of the Board of Directors. We do not maintain a policy regarding director attendance at annual meetings.  We did not have an Annual Meeting of Shareholders during the fiscal year ended March 31, 2010.

We do not currently have any standing committees of the Board of Directors.  The full Board is responsible for performing the functions of: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating Committee.

Audit Committee

The Board does not currently have a standing Audit Committee. The full Board performs the principal functions of the Audit Committee. The full Board monitors our financial reporting process and internal control system and reviews and appraises the audit efforts of our independent accountants.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The Board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provides that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board shall be large enough to maintain our required expertise but not too large to function efficiently. Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by stockholders as it deems appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation.  Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to our Chief Executive Officer, Amit S. Dang, 1200 G Street, NW Suite 800, Washington, DC, 20005, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected.

Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the full Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the market place, publicly available information and informal surveys of human resource professionals.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by addressing their correspondence to the Board of Directors at International Energy, Inc., Attention: Amit S. Dang, Chief Executive Officer, 1200 G Street, NW Suite 800, Washington, DC, 20005.   The Board of Directors shall review and respond to all correspondence received, as appropriate.

Scientific Advisory Board

Our Scientific Advisory Board provides advice regarding specific facets of our ongoing sponsored scientific research and development. We believe that each member of the advisory board brings distinct scientific, technical, and business development experience which we can call-upon during various phases of its active research and commercial development, as needed. We use scientists and other professionals with expertise related to our technologies to advise us on scientific and technical matters related to our research and development activities and technology assessment. Each member serves for a period of one year.

The members of the Advisory Board are compensated for their services at the rate of $250 per hour, not to exceed $1,250 per day. We also reimburse members of the Advisory Board for out-of-pocket expenses related to their services performed on our behalf.

Currently, our Scientific Advisory Board members are:

Name	Age	Position	Held Position Since
Rakesh Shankar, PhD, MA	55	Advisory Board Member	April 2008
Anastasios Melis, PhD	61	Advisory Board Member	May 2008

Rakesh Shankar, PhD, MA. Dr. Rakesh Shankar is a respected lecturer, published environmental author, former University professor and researcher. Dr. Shankar holds a Bachelor’s degree in Science (physics, chemistry and mathematics), a Masters degree in Philosophy, and a PhD in Environmental Legislation & Policy Formulation. Dr. Shankar recently served as Chief Negotiator for the Government of the Northwest Territories, a Canadian region where over 1.75 billion barrels of oil and 11 trillion cubic feet of natural gas have been discovered to-date. Dr. Shankar’s career experience spans over 20-plus years of service as a diplomat in the Middle East, Europe, Africa, and Canada, with notable appointment as India’s Ambassador to the world’s leading oil producer, the Kingdom of Saudi Arabia. Dr. Shankar has also acted as India’s Ambassador to Zambia and Hungary, and served as Director of Multilateral Economic Relations at the Ministry of External Affairs. In his position as Director, Dr. Shankar oversaw matters related to the W.T.O., education, science and technology, environment, and trade with numerous countries, including seven of the world’s top twelve oil producing nations; Nigeria, United Arab Emirates, Venezuela, Canada, Mexico, United States, and Saudi Arabia.

Prof. Anastasios Melis, PhD. Prof. Anastasios Melis is a distinguished researcher, lecturer and expert in the field of hydrocarbon and hydrogen biofuel production via microalgal photosynthesis and has authored more than 200 peer-reviewed papers, book chapters and review articles. Prof. Melis is a recipient of awards from the US Department of Energy, Hydrogen Program, and the DaimlerChrysler Corporation, as well as numerous fellowships including the British Science and Engineering Research Council, and the Japanese Ministry of Education, Science and Technology. Prof. Melis holds a Bachelor’s degree in Biology from the University of Athens (Greece) School of Physical Sciences and a PhD in Biological Sciences (Biophysics of Photosynthesis) from Florida State University (Tallahassee) Department of Biological Sciences.

EXECUTIVE COMPENSATION

The following table and descriptive materials set forth information concerning compensation earned for services rendered to us by: the Chief Executive Officer (the “CEO”); Chief Financial Officer (the “CFO”); and the two other most highly-compensated executive officers other than the CEO and CFO who were serving as our executive officers during the fiscal year ended March 31, 2010 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years ended March 31, 2010 and 2009.

Name and Principal Position	Year Ended March 31,	Salary ($)	Option Awards ($)	All Other Compensation($)	Total ($)
Charles Bell (1) President, Chief Executive	2010	$57,550	$-	$-	$57,550
Officer, and Chief Financial Officer	2009	$50,964	$-	$-	$50,964

(1) Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board and as an officer of the Company.

In order to fill the vacancies created by the resignation, on August 30, 2010, the Board of Directors appointed Mr. Amit S. Dang a director of the Company and as its Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary. The Company and Mr. Dang entered into an Executive Services Agreement dated August 30, 2010, pursuant to which Mr. Dang will provide executive services to the Company. The Company may terminate the Executive Services Agreement at any time, for or without cause, upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to the Company’s affairs.

On October 15, 2008, our Board of Directors appointed Mr. Charles Bell to the positions of President, Chief Executive Officer and Director. Pursuant to an Employment Agreement with Mr. Bell, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 750,000 shares of our common stock, subject to certain vesting requirements, within 60 days of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

Outstanding Equity Awards At Fiscal-Year End

As of March 31, 2010, there were no outstanding equity awards that have been previously awarded to any of the Named Executive Officers.

Employment Agreements

Except for our agreement with Mr. Dang, there are no employment contracts or agreements between us and any of our directors. We do not have any change-of-control or severance agreements with any of our executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 21, 2011 by (i) all persons who are known by us to beneficially own more than 5% of the outstanding shares of our common stock, and (ii) by each director, director nominee, and Named Executive Officer and (iii) by all executive officers and directors as a group:

Name and Address of Beneficial Owner	Positions and Offices Held	Amount and Nature of Beneficial Ownership (1)		Percent of Class(1)
Amit Dang 1200 G Street, NW, Suite 800 Washington, DC 20005	President, Chief Executive Officer, Chief Financial Officer and Director	-0-		-0-%

Derek Cooper(2) 1200 G Street, NW, Suite 800 Washington, DC 20005	Director, Former President and Chief Executive Officer	-0-		-0-%

Joanne Lustre 1200 G Street, NW, Suite 800 Washington, DC 20005	Director	20,000	(3)	-0-%

Jatinder Bhogal 1200 G Street, NW, Suite 800 Washington, DC 20005	Director	20,000	(3)	-0-%

1420525 Alberta Ltd. c/o Harmel S. Rayat 216 – 1628 West 1st Avenue Vancouver, BC V6J 1G1	Stockholder, Former Chief Financial Officer, Director, Secretary and Treasurer	16,379,167	(4)	38.8%

Kundan Rayat 54-8533 Cumberland Pl Burnaby, British Columbia, V6B 6E4	Stockholder	3,120,000		7.4%

Directors and Officers as a Group (4 persons)		40,000		-0-%

(1) Calculated pursuant to rule 13d-3(d) of the Exchange Act.  Beneficial ownership is calculated based on 42,249,166 shares of common stock issued and outstanding on a fully diluted basis as of April 21, 2011. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days of April 21, 2011, are deemed outstanding for the purpose of calculating the number of shares of common stock and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Mr. Cooper resigned as an officer on August 1, 2008.

(3) Represents shares of common stock issuable upon exercise of vested stock options.

(4) Represents shares owned by 1420525 Alberta Ltd., a private Alberta corporation wholly owned by Mr. Harmel Rayat, a former officer, director, and controlling stockholder.  In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We do not have a formal written policy for the review and approval of transactions with related parties. However, our Code of Ethics and Corporate Governance Principles require actual or potential conflict of interest to be reported to the Board of Directors. Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our Directors have entered into any transactions, arrangements or relationships that constitute related party transactions.  If any actual or potential conflict of interest is reported, our entire Board of Directors and outside legal counsel review the transaction and relationship disclosed and the Board makes a formal determination regarding each Director's independence. If the transaction is deemed to present a conflict of interest, the Board of Directors will determine the appropriate action to be taken.

Transactions with Related Persons

Since the beginning of the fiscal year ended March 31, 2010, there have been no transactions in which we were or are a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404 (a) of Regulation S-K) had or will have a direct or indirect material interest and there are currently no such proposed transactions.

Review, Approval or Ratification of Transactions with Related Persons

Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board of Directors for any possible conflicts of interest.  In the event of a potential conflict of interest, the Board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally.  The Board will then document its findings and conclusion in written minutes.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share.

As of April 21, 2011, a total of 42,249,166 shares of our common stock were issued and outstanding; no shares of preferred stock were issued and outstanding. All of the outstanding and issued capital stock is, and will be, fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Our Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

There are currently no warrants outstanding. All Series B Warrants issued in connection with the Private Placement expired unexercised on April 17, 2010.

Options

As of April 21, 2011, 100,000 stock options were outstanding under our 2002 Plan and 19,850,000 shares were available for future grants under our 2002 Plan. Holders of options do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options. The number of shares of common stock for which these options are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options.

Registration Rights

Except for the registration rights with respect to the shares registered pursuant to the Registration Statement of which this Prospectus is part, we have not granted any registration rights to any person.

Shares Eligible for Future Sale

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

At the date of this prospectus, we have outstanding 42,249,166 shares of common stock. Of these shares, 13,070,000 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 29,179,166 shares (inclusive of the 5,799,999 shares registered pursuant to the registration statement of which this prospectus is part) are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including Rule 144).

As of April 21, 2011, 16,379,167 shares were held by 1420525 Alberta Ltd., a private corporation the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer and director; the shares owned by 1420525 Alberta Ltd may only be sold publicly pursuant to Rule 144 to the extent available.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision may apply as early as October 18, 2008 to the 4,000,000 shares issued in the Private Placement.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 42,249,166 shares of common stock issued and outstanding on March 31, 2009. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name of Selling Stockholders (1)	No. of Shares Beneficially Owned Prior to the Offering (2)	Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Michael and Betsy Brauser Tenants by Entirety	2,000,000	4.73%	2,000,000	0%
Edwin W. Colman Children’s Trust (3)	666,666	1.58%	666,666	0%
HUG Funding LLC (4)	833,334	1.97%	833,334	0%
GRQ Consultants Defined Benefit Pension Plan(5)	1,666,666	3.95%	1,666,666	0%
Jeffrey McLaughlin	63,334	0.15%	63,334	0%
Continental American Resources, Inc. (6)	240,000	0.57%	240,000	0%
Alpha Capital Anstalt (7) (12)	333,333	0.79%	333,333	0%
Ellis International Ltd. (8) (12)	166,667	0.39%	166,667	0%
Momona Capital LLC (9) (12)	83,333	0.20%	83,333	0%
Palladium Capital Advisors, LLC (10)	100,000	0.24%	100,000	0%
Frances Petryshen	30,000	0.07%	30,000	0%
Whalehaven Capital Fund Limited (11)	2,500,000	4.90%	2,500,000	0%
Total	8,683,333	19.54%	8,683,333	0%

(1) Except as otherwise noted in the notes to this table, to the best of our knowledge, the Selling Stockholders have not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) This amount includes the maximum number of shares issuable under the terms of the Series B Warrants. In accordance with the terms of the Series B Warrants a holder shall not have the right to exercise any portion of the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of our issued and outstanding stock.

(3) Robert S. Colman is the trustee of the Edwin W. Colman Children’s Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Mr. Daniel Saks is the Managing Member of HUG Funding LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(5) Mr. Barry Honig has voting and depositor authority.

(6) Mr. Carl Suter is the President of Continental American Resources, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(7) Mr. Konrad Ackermann is Director of Alpha Capital Anstalt and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(8) Mr. Wilhelm Unger is the Director of Ellis International Ltd., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(9) Mr. Arie Rabinowitz is the President of Momona Capital, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(10) These shares represent the shares issuable upon exercise of the Series B Warrants issued to Palladium Capital Advisors LLC. Mr. Joel Padowitz is the CEO of Palladium Capital Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. The Commission Shares issued to Palladium Capital Advisors, Ltd. have not been registered for resale.

(11) Mr. Michael Finkelstein is an Investment Manager of Whalehaven Capital Master Fund and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(12) These shares were not acquired as part of the Private Placement.

The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 8,683,333 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. However, under the terms of the Series B Warrants a holder shall not have the right to exercise any portion of the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of our issued and outstanding stock. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 31, 2009. Please refer to “Plan of Distribution.”

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as an indemnification for liabilities arising under the Securities Act, may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for by Sierchio & Company, LLP, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The financial statements for the years ended March 31, 2010 and 2009, included in this prospectus have been audited by Peterson Sullivan LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q and 10-K. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

INDEX TO FINANCIAL STATEMENTS
INTERNATIONAL ENERGY, INC.
UNAUDITED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2010 AND MARCH 31, 2010	F-1
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009 AND FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010	F-2
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010	F-3
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009 AND FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010	F-4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-5-F-13

AUDITED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-14
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2010 AND 2009	F-15
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2010 AND 2009 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010	F-16
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010	F-17
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MARCH 31, 2010 AND 2009 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010	F-18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-19-F-29

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND MARCH 31, 2010
(Expressed in U.S. Dollars)
(Unaudited)

	December 31,	March 31,
	2010	2010
ASSETS
Current assets
Cash and cash equivalents	$762,640	$913,060
Prepaid expenses and other current assets	3,356	-
Total current assets	765,996	913,060

Total assets	$765,996	$913,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$4,948	$14,255
Accrued liabilities	1,500	-
Total current liabilities	6,448	14,255

Commitments and contingencies

STOCKHOLDERS' EQUITY

Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2010 and March 31, 2010	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 42,249,166 shares issued and outstanding at December 31, 2010 and March 31, 2010	42,249	42,249
Additional paid-in capital	3,769,890	3,760,606
Deficit accumulated during the development stage	(3,052,591)	(2,904,050)

Total stockholders' equity	759,548	898,805

Total liabilities and stockholders' equity	$765,996	$913,060

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009
AND FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010
(Expressed in U.S. Dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended		From Inception (November 6, 1998) to
	December 31,		December 31,		December
	2010	2009	2010	2009	31, 2010

Revenue	$-	$-	$-	$-	$-

Operating expenses
Marketing and investor relations	1,495	1,275	4,045	15,448	809,937
Director and management fees	14,979	11,479	38,583	38,729	337,136
Research and development	-	-	-	29,835	255,498
Professional fees	9,811	22,490	68,992	110,799	610,422
Salaries and benefits	-	3,023	10,002	56,325	1,212,779
Website fees - related party	-	-	-	-	48,050
Write off of oil, gas and mineral leases	-	-	-	-	112,000
Other operating expenses	6,948	13,191	26,414	34,482	366,293
Total operating expenses	33,233	51,458	148,036	285,618	3,752,115

Operating loss	(33,233)	(51,458)	(148,036)	(285,618)	(3,752,115)

Other income (expense)
Interest income	-	-	-	-	34,713
Interest expense	-	-	-	-	(77,480)
Change in fair value of warrant liability	-	73,633	-	61,765	65,635
Loss on disposal of fixed assets	-	-	-	-	(9,800)
Foreign exchange gain (loss)	(267)	(336)	(505)	(258)	2,424
Total other income (expense)	(267)	73,297	(505)	61,507	15,492

Net income (loss)	$(33,500)	$21,839	$(148,541)	$(224,111)	$(3,736,623)

Net income (loss) per common share - basic	$(0.00)	$0.00	$(0.00)	$(0.01)
Net income (loss) per common share - diluted	$(0.00)	$0.00	$(0.00)	$(0.01)

Weighted average number of common shares outstanding - basic	42,249,166	42,249,166	42,249,166	42,249,166
Weighted average number of common shares outstanding - diluted	42,249,166	44,705,478	42,249,166	42,249,166

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010
(Expressed in U.S. Dollars)
(Unaudited)

			Additional	Common	Deficit Accumulated During the	Total
	Common Stock		Paid-in	Stock	Development	Stockholders'
	Shares	Amount	Capital	Issuable	Stage	Equity (Deficit)

Inception, November 6, 1998	-	$-	$-	$-	$-	$-

Common stock issued at $0.001 per share to a related party for management services	20,000,000	20,000	(15,000)	-	-	5,000

Common stock issued for cash at $0.25 per share during fiscal year ended March 31, 1999	1,360,000	1,360	83,640	-	-	85,000

Net loss, inception (November 6, 1998)	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	21,360,000	21,360	68,640	-	(7,470)	82,530

Net loss, year ended March 31, 2000	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	21,360,000	21,360	68,640	-	(23,655)	66,345

Net loss, year ended March 31, 2001	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	21,360,000	21,360	68,640	-	(195,448)	(105,448)

Common stock issued for cash at $0.10 per share, October 17, 2001	10,000,000	10,000	240,000	-	-	250,000

Net loss, year ended March 31, 2002	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	31,360,000	31,360	308,640		(339,989)	11

Common stock issued to a related party for services rendered at $0.08 per share, August 5, 2002	2,402,500	2,403	45,647	-	-	48,050

Common stock issued to a related party for services rendered at $0.08 per share, August 5, 2002	1,200,000	1,200	22,800	-	-	24,000

Cancellation of previously issued common stock, February 4, 2003	(1,200,000)	(1,200)	(22,800)	-	-	(24,000)

Net loss, year ended March 31, 2003	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	33,762,500	33,763	354,287	-	(489,922)	(101,872)

Net loss, year ended March 31, 2004	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	33,762,500	33,763	354,287	-	(560,054)	(172,004)

Net loss, year ended March 31, 2005	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	33,762,500	33,763	354,287	-	(619,548)	(231,498)

Common stock issued upon exercise of warrants, at $0.05 per share, June 9, 2005 and June 30, 2005	3,120,000	3,120	152,880	-	-	156,000

Common stock issued upon exercise of stock option, at $0.13 per share, October 7, 2005	50,000	50	6,450	-	-	6,500

Stock based compensation expense	-	-	785,536	-	-	785,536

Net loss, year ended March 31, 2006	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	36,932,500	36,933	1,299,153	-	(1,461,703)	(125,617)

Stock based compensation expense	-	-	54,443	-	-	54,443

Net loss, year ended March 31, 2007	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	36,932,500	36,933	1,353,596	-	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	1,259,000

Net loss, year ended March 31, 2008	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	36,932,500	36,933	1,353,596	1,259,000	(2,098,499)	551,030

Common stock and warrants issued for cash and placement fees in April 2008	4,100,000	4,100	2,395,900	(1,259,000)	-	1,141,000

Stock based compensation expense	-	-	12,235	-	-	12,235

Common stock issued upon exercise of warrants, at $0.60 per share in May 2008	1,216,666	1,216	728,784	-	-	730,000

Net loss, year ended March 31, 2009	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	42,249,166	42,249	4,490,515	-	(3,326,324)	1,206,440

Stock based compensation expense	-	-	19,758	-	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	(749,667)	-	684,032	(65,635)

Net loss, year ended March 31, 2010	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	42,249,166	42,249	3,760,606	-	(2,904,050)	898,805

Stock based compensation expense	-	-	9,284	-	-	9,284

Net loss, nine months ended December 31, 2010	-	-	-	-	(148,541)	(148,541)

Balance, December 31, 2010	42,249,166	$42,249	$3,769,890	$-	$(3,052,591)	$759,548

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009
AND FROM INCEPTION (NOVEMBER 6, 1998) TO DECEMBER 31, 2010
(Expressed in U.S. Dollars)
(Unaudited)

			From Inception
	Nine Months Ended		(November 6, 1998) to
	December 31,		December 31,
	2010	2009	2010

Cash flows from operating activities
Net loss	$(148,541)	$(224,111)	$(3,736,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	-	6,268
Common stock issued for services	-	-	53,050
Change in fair value of warrant liability	-	(61,765)	(65,635)
Stock based compensation expense	9,284	16,229	881,256
Loss on disposal of fixed assets	-	-	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other current assets	(3,356)	9,328	(3,356)
Increase (decrease) in accounts payable	(9,307)	(2,537)	4,948
Increase (decrease) in accrued liabilities	1,500	(29,471)	1,500
Net cash used in operating activities	(150,420)	(292,327)	(2,736,792)

Cash flows from investing activities
Purchase of property and equipment	-	-	(16,068)
Purchase of oil, gas and mineral leases	-	-	(112,000)
Net cash used in investing activities	-	-	(128,068)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	-	3,627,500
Proceeds from loans from related party	-	-	510,000
Repayment of loans from related party	-	-	(510,000)
Net cash provided by financing activities	-	-	3,627,500

Increase (decrease) in cash and cash equivalents	(150,420)	(292,327)	762,640

Cash and cash equivalents at beginning of period	913,060	1,248,746	-

Cash and cash equivalents at end of period	$762,640	$956,419	$762,640

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$-	$60,000

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010
(Expressed in U.S. dollars)
(Unaudited)

Note 1. Organization and Description of Business

International Energy, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01. On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc.

On June 9, 2005, the Company incorporated two wholly-owned subsidiaries; International Energy Corp. and e.Deal Enterprises Corp. Both subsidiaries are incorporated under the laws of the State of Nevada.

The Company was initially incorporated to provide a platform for supplying automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. The Company was not successful in its efforts and during 2005, started winding down its online automotive business activities. In November 2006, the Company ceased providing online automotive information through e.Deal Enterprises Corp. The assets and liabilities, the results of operations, and cash flows related to e.Deal Enterprises Corp. were not classified as discontinued operations as the amounts were not significant.

Through International Energy Corp., the Company was involved in the investigation, acquisition and exploration for petroleum and natural gas in various parts of the United States and Canada. From November 2006 through August 31, 2007, the Company focused solely on petroleum and natural gas exploration. The Company acquired exploration rights under land leases located in the State of Utah. The Company's proposed exploration program was unable to exploit these leases due to a lack of adequate drilling rigs and equipment as well as qualified personnel. The Company determined that its primary focus should remain on energy and therefore, beginning in September 2007, the Company redirected its focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. The assets and liabilities, the results of operations, and cash flows related to petroleum and natural gas exploration were not classified as discontinued operations as the amounts were not significant.

On September 17, 2007, the Company commenced the development and acquisition of alternative renewable energy technologies through its wholly owned subsidiary, International Energy Corp., by entering into a research agreement with The Regents of the University of California ("UOC") (the "UOC Research Agreement") in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract was for a period of two years, ending on September 16, 2009. The Company could negotiate with UOC for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company had the right to apply for a patent on any invention made through the research.  The Company agreed to pay a total of $238,680 to UOC for the support of the research, payable in equal installments of $29,835 each on a quarterly basis.

The Company reviewed research outcomes from the UOC Research Agreement, which expired on September 16, 2009, and determined that it was not in the Company's best interest to advance its research and development.  Accordingly, the Company did not renew the UOC Research Agreement. The Company is undertaking efforts to identify new commercial opportunities.

Note 2.  Going Concern Uncertainties

The Company is a development stage company, has not generated any revenues, has an accumulated deficit of $3,052,591 as of December 31, 2010, and does not have positive cash flows from operating activities.  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company's ability to establish itself as a profitable business.

The Company faces all the risks common to companies that are in the development stage, including under-capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. Additionally, the Company has expended a significant amount of cash in developing its technologies.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management recognizes that in order to meet the Company's capital requirements, and continue to operate, additional financing will be necessary.  The Company expects to raise additional funds through private or public equity investments in order to support existing operations and expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds received from any successful financing arrangement will be sufficient to cover cash requirements of the Company's operations.  If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

The Company's consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3.  Presentation of Interim Information

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (of a normal recurring nature) considered necessary for a fair presentation of the financial statements have been included. Operating results for the three and nine months ended December 31, 2010, are not necessarily indicative of the results that may be expected for the year ended March 31, 2011 or any other interim period.  For further information, refer to the financial statements and notes thereto included in the Company's 2010 Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

Note 4.  Summary of Significant Accounting Policies

Estimates

The preparation of the Company's consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  These estimates and assumptions are affected by management's application of accounting policies.   Critical accounting policies for the Company include accounting for research and development costs and accounting for stock-based compensation. On an on-going basis, the Company evaluates its estimates.  Actual results and outcomes may differ materially from these estimates and assumptions.

Research and Development

Research and development costs represent costs incurred to develop the Company's technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.  Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities, which are capitalized and recognized as expense as the related services are performed.

The Company did not incur any research and development expense during the three months ended December 31, 2010 and 2009.  During the nine months ended December 31, 2010 and 2009, the Company incurred $0 and $29,835 on research and development activities.  From inception (November 6, 1998) to December 31, 2010, the Company incurred $255,498 on research and development activities.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described in "Note 9. Warrants."

The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The fair value of the Company's Series B Warrants was $0 at December 31, 2010, since they all expired on April 17, 2010 (see "Note 9. Warrants").  Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Stock-based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period.  The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant.  The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See "Note 8. Stock Options" and "Note 9. Warrants" for additional information on the Company's stock-based compensation plans.

Recently Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued.  Although some of these accounting standards issued or effective after the end of the Company's previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion.  The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 5. Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common and dilutive common equivalent shares outstanding during the period.  All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable.

During the three months ended December 31, 2010 and the nine months ended December 31, 2010 and 2009, the Company recorded a net loss.  Therefore, the issuance of shares of common stock from the exercise of stock options or warrants would be anti-dilutive.  Excluded from the computation of diluted net loss per share for the three and nine months ended December 31, 2010, because their effect would be antidilutive, are stock options to acquire 100,000 shares of common stock with a weighted-average exercise price of $0.62 per share.  Excluded from the computation of diluted net loss per share for the nine months ended December 31, 2009, because their effect would be anti-dilutive, are stock options and warrants to acquire 10,933,334 shares of common stock with a weighted-average exercise price of $0.26 per share.

During the three months ended December 31, 2009, stock options and warrants to purchase 2,983,334 shares of common stock with a weighted-average exercise price of $0.60 per share were not included in the diluted earnings per share computation as the effects would have been anti-dilutive.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net income (loss) per share for the three and nine months ended December 31, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Basic Net Income (Loss) Per Share Computation
Numerator: net income (loss)	$(33,500)	$21,839	$(148,541)	$(224,111)

Denominator:
Weighted average number of common shares outstanding	42,249,166	42,249,166	42,249,166	42,249,166

Basic net income (loss) per share	$(0.00)	$0.00	$(0.00)	$(0.01)

Dilutive Net Income (Loss) Per Share Computation
Numerator: net income (loss)	$(33,500)	$21,839	$(148,541)	$(224,111)

Denominator:
Weighted average number of common shares outstanding	42,249,166	42,249,166	42,249,166	42,249,166
Effect of dilutive securities:
Stock options	-	2,456,312	-	-
Total shares	42,249,166	44,705,478	42,249,166	42,249,166

Diluted net income (loss) per share	$(0.00)	$0.00	$(0.00)	$(0.01)

Note 6. UOC Research Agreement

On September 17, 2007, the Company, through its wholly owned subsidiary, International Energy Corp., entered into the UOC Research Agreement in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract was for a period of two years, ending on September 16, 2009. The Company could negotiate with UOC for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company had the right to apply for a patent on any invention made through the research.  The Company agreed to pay a total of $238,680 to UOC for the support of the research, payable in equal installments of $29,835 each on a quarterly basis.

As of December 31, 2010, the Company has paid $238,680 pursuant to the UOC Research Agreement, $5,000 for the right to evaluate the technology underlying the UOC Research Agreement, license fees and potential patent rights, and $10,958 for reimbursement of other out-of-pocket costs.  Of the total $254,638 paid to UOC, none is included in research and development expense for the three months ended December 31, 2010 and 2009 and $0 and $29,835 is included in research and development expense for the nine months ended December 31, 2010 and 2009, respectively.

Note 7. Capital Stock

Preferred Stock

At December 31, 2010, there were 1,000,000 shares of preferred stock (par value of $0.01 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

Common Stock

On April 17, 2008, the Company completed a $2,400,000 self directed private placement (the "2008 Private Placement"). The 2008 Private Placement consisted of the sale of 4,000,000 units (the "Units") at a price of $0.60 per Unit.  Each   Unit   consisted of one share (collectively "Unit Shares") of   the Company's common stock and one Series B Warrant to purchase a share of common stock at $0.60 per share for a period of two years from the date of issuance.  In connection with the 2008 Private Placement, the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors.  On July 17, 2009, the Company received a Notice of Effectiveness from the Securities and Exchange Commission (the "SEC") registering the Unit Shares and additional shares held by certain selling stockholders in private transactions.

The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance was at a price per share which was less than the then applicable exercise price of the Series B Warrants ("Dilutive Issuance"), in which event then the exercise price would have been reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof would have increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, would have been equal to the aggregate exercise price prior to such adjustment.  The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock resulted in a settlement amount that did not equal the difference between the fair value of a fixed number of the Company's common stock and a fixed exercise price.  Accordingly, the Series B Warrants were not considered indexed to the Company's own stock and therefore needed to be accounted for as a derivative.  The Series B Warrants all expired on April 17, 2010, none of which were exercised.  As of their expiration date, the Company had not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants.  See "Note 9. Warrants."

In connection with the 2008 Private Placement, the Company paid a commission of 100,000 Units (the "Commission Units") to one registered broker dealer. The Commission Units did not have any registration rights but otherwise had the same terms and conditions as the Units.

At the time of grant, the fair value of the Series B Warrants as calculated using the Black-Scholes model was $5,330,000.  The proceeds from the 2008 Private Placement allocated to the warrants were $1,066,000.

Note 8.  Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the "2002 Plan"), which has 20,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005.  The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company's 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its financial statements over the requisite service period.  The grant date fair value of stock options is based on the price of a share of the Company's common stock on the date of grant.  In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term.  The Company does not anticipate declaring dividends in the foreseeable future.  Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option.  The Company uses the "simplified" method for determining the expected term of its "plain vanilla" stock options.  The Company recognizes compensation expense for only the portion of stock options that are expected to vest.  Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates.  To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants.  If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, which was recorded in the Company's Statements of Operations for the three and nine months ended December 31, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Director and management fees	$2,380	$3,979	$9,284	$16,229
Total	$2,380	$3,979	$9,284	$16,229

A summary of the Company's stock option activity for the nine months ended December 31, 2010 and related information follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at March 31, 2010	8,050,000	$0.14
Cancellations	(7,950,000)	0.13
Outstanding at December 31, 2010	100,000	$0.62	7.8 years	$-

Exercisable at December 31, 2010	40,000	$0.69	7.8 years	$-

Available for grant at December 31, 2010	19,850,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all "in-the-money" options (i.e. the difference between the Company's closing stock price on the last trading day of its third quarter of fiscal year 2011 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. The intrinsic value of the options changes based on the fair market value of the Company's common stock.

On August 30, 2010, the Company cancelled 7,950,000 stock options granted on June 10, 2005, at an exercise price of $0.13 per share.  These stock options were fully vested on their cancellation date and the related stock-based compensation expense was already previously recorded.

As of December 31, 2010, the Company had $13,723 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 3 years.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
Exercise	Options	Contractual	Exercise	Options	Contractual	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$0.40	50,000	7.8	$0.40	20,000	7.8	$0.40
0.83	50,000	7.7	0.83	20,000	7.7	0.83
$0.40 - $0.83	100,000	7.8	$0.62	40,000	7.8	$0.62

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 9. Warrants

On April 17, 2008, the Company completed the 2008 Private Placement (see "Note 7. Capital Stock").  Pursuant to the 2008 Private Placement and payment of a commission to a broker dealer, the Company issued 4,100,000 Series B Warrants, each to purchase a share of common stock at $0.60 per share, expiring on April 17, 2010.

On April 17, 2010, the remaining 2,883,334 Series B Warrants expired unexercised.  As of December 31, 2010, there were no Series B Warrants outstanding.

Warrant Liability

On April 1, 2009, the Company adopted guidance which is now part of ASC 815-40, Contracts in Entity's Own Equity (ASC 815-40) .   The Company determined that its Series B Warrants contained a Dilutive Issuance provision (see "Note 7. Capital Stock: Common Stock").  As a result, the Company reclassified 2,883,334 of its Series B Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

The Company's Series B Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter.  In determining the fair value of its warrant liability, the Company utilized level 3 inputs in a three-tier hierarchy. Level 3 valuations are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Please refer to "Note 4. Summary of Significant Accounting Policies."

At March 31, 2010, the Company determined that the fair value of the 2,883,334 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term.  Since all 2,883,334 Series B Warrants expired on April 17, 2010, their fair value at December 31, 2010, was $0.  Accordingly, the Company did not record a non-cash gain or loss during the three or nine months ended December 31, 2010.  During the three and nine months ended December 31, 2009, the Company recorded non-cash gains related to the Series B Warrants of $73,633 and $61,765, respectively.

Note 10.  Termination of Oil and Gas Joint Venture

On June 13, 2005, the Company entered into a Joint Venture Agreement with Reserve Oil and Gas, Inc. for the purpose of purchasing oil and gas leases, drilling, completing oil and gas wells and the resale of acquired leases. The Company paid cash $112,000 to purchase four leases totaling 312.7 acres in Sevier County, Utah. The Company abandoned the properties and wrote off the cost of $112,000 on March 31, 2007.  On June 11, 2007, the Company terminated the Joint Venture Agreement with Reserve Oil and Gas, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
International Energy, Inc.
Washington, DC

We have audited the accompanying consolidated balance sheets of International Energy, Inc. and Subsidiaries (a development stage company) (“the Company”) as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 2010 and 2009, and for the period from November 6, 1998 (date of inception) to March 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Energy, Inc. and Subsidiaries (a development stage company) as of March 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from November 6, 1998 (inception) to March 31, 2010, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP
June 17, 2010

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2010 AND 2009
(Expressed in U.S. Dollars)

	March 31,	March 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$913,060	$1,248,746
Prepaid expenses and other current assets	-	13,558
Total current assets	913,060	1,262,304

Total assets	$913,060	$1,262,304

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$14,255	$26,029
Accrued liabilities	-	29,835
Total current liabilities	14,255	55,864

Commitments and contingencies

STOCKHOLDERS' EQUITY

Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2010 and 2009	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 42,249,166 shares issued and outstanding at March 31, 2010 and 2009	42,249	42,249
Additional paid-in capital	3,760,606	4,490,515
Deficit accumulated during the development stage	(2,904,050)	(3,326,324)

Total stockholders' equity	898,805	1,206,440

Total liabilities and stockholders' equity	$913,060	$1,262,304

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010
(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2010	2009	2010

Revenue	$-	$-	$-

Operating expenses
Investor relations	19,983	552,900	799,883
Director fees - related party	49,758	32,527	298,553
Research and development	29,835	136,158	255,498
Professional fees	125,522	149,961	541,431
Salaries and benefits	62,448	205,326	1,202,777
Website fees - related party	-	-	48,050
Write off of oil, gas and mineral leases	-	-	112,000
Other operating expenses	39,262	159,109	345,887
Total operating expenses	326,808	1,235,981	3,604,079

Operating loss	(326,808)	(1,235,981)	(3,604,079)

Other income (expense)
Interest income	-	17,769	34,713
Interest expense	-	(195)	(77,480)
Change in fair value of warrant liability	65,635	-	65,635
Loss on disposal of fixed assets	-	(9,800)	(9,800)
Foreign exchange gain (loss)	(585)	382	2,929
Total other income (expense)	65,050	8,156	15,997

Net loss	$(261,758)	$(1,227,825)	$(3,588,082)

Net loss per common share - basic and diluted	$(0.01)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	42,249,166	41,785,513

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010
(Expressed in U.S. Dollars)

				Common	Deficit Accumulated
	Common Stock		Additional	Stock	During the Development	Total Stockholders'
	Shares	Amount	Paid-in Capital	Issuable	Stage	Equity (Deficit)

Inception, November 6, 1998	-	$-	$-	$-	$-	$-

Common stock issued at $0.001 per share
to a related party for management services	20,000,000	20,000	(15,000)	-	-	5,000

Common stock issued for cash at $0.25 per
share during fiscal year ended March 31, 1999	1,360,000	1,360	83,640	-	-	85,000

Loss, inception (November 6, 1998)
to March 31, 1999	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	21,360,000	21,360	68,640	-	(7,470)	82,530

Loss, year ended March 31, 2000	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	21,360,000	21,360	68,640	-	(23,655)	66,345

Loss, year ended March 31, 2001	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	21,360,000	21,360	68,640	-	(195,448)	(105,448)

Common stock issued for cash at $0.10 per
share, October 17, 2001	10,000,000	10,000	240,000	-	-	250,000

Loss, year ended March 31, 2002	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	31,360,000	31,360	308,640	-	(339,989)	11

Common stock issued to a related
party for services rendered at $0.08 per
share, August 5, 2002	2,402,500	2,403	45,647	-	-	48,050

Common stock issued to a related
party for services rendered at $0.08 per
share, August 5, 2002	1,200,000	1,200	22,800	-	-	24,000

Cancellation of previously issued
common stock, February 4, 2003	(1,200,000)	(1,200)	(22,800)	-	-	(24,000)

Loss, year ended March 31, 2003	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	33,762,500	33,763	354,287	-	(489,922)	(101,872)

Loss, year ended March 31, 2004	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	33,762,500	33,763	354,287	-	(560,054)	(172,004)

Loss, year ended March 31, 2005	-	-	-	-	(59,494)	(59,494)
						-

Balance, March 31, 2005	33,762,500	33,763	354,287	-	(619,548)	(231,498)

Common stock issued upon exercise of
warrants, at $0.05 per share, June 9, 2005
and June 30, 2005	3,120,000	3,120	152,880	-	-	156,000

Common stock issued upon exercise of
stock option, at $0.13 per share,
October 7, 2005	50,000	50	6,450	-	-	6,500

Stock based compensation expense	-	-	785,536	-	-	785,536

Loss, year ended March 31, 2006	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	36,932,500	36,933	1,299,153	-	(1,461,703)	(125,617)

Stock based compensation expense	-	-	54,443	-	-	54,443

Loss, year ended March 31, 2007	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	36,932,500	36,933	1,353,596	-	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	1,259,000

Loss, year ended March 31, 2008	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	36,932,500	36,933	1,353,596	1,259,000	(2,098,499)	551,030

Common stock and warrants issued for cash
and placement fees in April 2008	4,100,000	4,100	2,395,900	(1,259,000)	-	1,141,000

Stock based compensation expense	-	-	12,235	-	-	12,235

Common stock issued upon exercise of
warrants, at $0.60 per share in May 2008	1,216,666	1,216	728,784	-	-	730,000

Loss, year ended March 31, 2009	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	42,249,166	42,249	4,490,515	-	(3,326,324)	1,206,440

Stock based compensation expense	-	-	19,758	-	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	(749,667)	-	684,032	(65,635)

Loss, year ended March 31, 2010	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	42,249,166	$42,249	$3,760,606	$-	$(2,904,050)	$898,805

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly "e.Deal.net, Inc.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2010
(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2010	2009	2010

Cash flows from operating activities
Net loss	$(261,758)	$(1,227,825)	$(3,588,082)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	595	6,268
Common stock issued for services	-	-	53,050
Change in fair value of warrant liability	(65,635)	-	(65,635)
Stock based compensation expense	19,758	12,235	871,972
Loss on disposal of fixed assets	-	9,800	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other current assets	13,558	(13,558)	-
Increase (decrease) in accounts payable	(11,774)	26,029	14,255
Decrease in accrued liabilities	(29,835)	(53,915)	-
Decrease in accrued management fees	-	(162,945)	-
Net cash used in operating activities	(335,686)	(1,409,584)	(2,586,372)

Cash flows from investing activities
Purchase of property and equipment	-	(10,395)	(16,068)
Purchase of oil, gas and mineral leases	-	-	(112,000)
Net cash used in investing activities	-	(10,395)	(128,068)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	1,871,000	3,627,500
Proceeds from loans from related party	-	-	510,000
Repayment of loans from related party	-	-	(510,000)
Net cash provided by financing activities	-	1,871,000	3,627,500

Increase (decrease) in cash and cash equivalents	(335,686)	451,021	913,060

Cash and cash equivalents at beginning of period	1,248,746	797,725	-

Cash and cash equivalents at end of period	$913,060	$1,248,746	$913,060

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$195	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$60,000	$60,000

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(Formerly “e.Deal.net, Inc.”)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010
(Expressed in U.S. dollars)

Note 1. Organization and Description of Business

International Energy, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01. On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc.

On June 9, 2005, the Company incorporated two wholly owned subsidiaries; International Energy Corp. and e.Deal Enterprises Corp. Both subsidiaries are incorporated under the laws of the State of Nevada.

The Company was initially incorporated for the purpose of providing a platform for providing automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. The Company was not successful in its efforts and during 2005, started winding down its online automotive business activities. In November 2006, the Company ceased providing online automotive information through e.Deal Enterprises Corp. The assets and liabilities, the results of operations, and cash flows related to e.Deal Enterprises Corp. were not classified as discontinued operations as the amounts were not significant.

Through International Energy Corp., the Company was involved in the investigation, acquisition and exploration for petroleum and natural gas in various parts of the United States and Canada. From November 2006 through August 31, 2007, the Company focused solely on petroleum and natural gas exploration. The Company acquired exploration rights under land leases located in the State of Utah. The Company’s proposed exploration program was unable to exploit these leases due to a lack of adequate drilling rigs and equipment as well as qualified personnel. The Company determined that its primary focus should remain on energy and therefore, beginning in September 2007, the Company redirected its focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. The assets and liabilities, the results of operations, and cash flows related to petroleum and natural gas exploration were not classified as discontinued operations as the amounts were not significant.

On September 17, 2007, the Company commenced the development and acquisition of alternative renewable energy technologies through its wholly owned subsidiary, International Energy Corp., by entering into a research agreement with The Regents of the University of California (“UOC”) (the “UOC Research Agreement”) in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract was for a period of two years, ending on September 16, 2009. The Company could negotiate with UOC for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company had the right to apply for a patent on any invention made through the research.  The Company agreed to pay a total of $238,680 to UOC for the support of the research, payable in equal installments of $29,835 each on a quarterly basis.

The Company reviewed research outcomes from the UOC Research Agreement, which expired on September 16, 2009 and determined that it was not in the Company’s best interest to advance its research and development. Accordingly, the Company did not renew the UOC Research Agreement. The Company is undertaking efforts to identify new commercial opportunities.

Note 2. Going Concern Uncertainties

The Company is a development stage company, has not generated any revenues, has an accumulated deficit of $2,904,050 as of March 31, 2010, and does not have positive cash flows from operating activities. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

The Company faces all the risks common to companies that are in the development stage, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. Additionally, the Company has expended a significant amount of cash in developing its technologies. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management recognizes that in order to meet the Company’s capital requirements, and continue to operate, additional financing will be necessary. The Company expects to raise additional funds through private or public equity investments in order to support existing operations and expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds received from any successful financing arrangement will be sufficient to cover cash requirements of the Company’s operations. If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, International Energy Corp. and e.Deal Enterprises Corp. All significant intercompany transactions and accounts have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where management uses subjective judgment include valuation of equity instruments. Actual results can differ from those estimates and assumptions.

Reclassifications

Certain reclassifications have been made to prior fiscal year amounts or balances to conform to the presentation adopted in the current fiscal year.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less. On occasion, the Company has amounts deposited with financial institutions in excess of federally insured limits.

Research and Development

Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities Fair Value of Financial Instruments which are capitalized and recognized as expense as the related services are performed.

During the years ended March 31, 2010 and 2009, the Company incurred $29,835 and $136,158 on research and development activities. From inception (November 6, 1998) to March 31, 2010 the Company incurred $255,498 on research and development activities.

Stock-Based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 7. Stock Options” and “Note 8. Warrants” for additional information on the Company’s stock-based compensation plans.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively. See “Note 10. Income Taxes” for further discussion.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described in “Note 8. Warrants.”

The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The fair value of the Company’s Series B Warrants was $0 at March 31, 2010, using the Black-Scholes model (see “Note 8. Warrants”). Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Segment Reporting

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Loss per Share

The computation of basic net loss per common share is based on the weighted average number of shares that were outstanding during the year. The computation of diluted net loss per common share is based on the weighted average number of shares used in the basic net loss per share calculation plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method for shares subject to stock options and warrants. See “Note 4. Net Loss Per Share” for further discussion.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recently Adopted Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (FASB) issued amended guidance on subsequent events. SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements during its fourth quarter of 2010.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures,” which amends the disclosure requirements related to recurring and nonrecurring fair value measurements  The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The guidance is effective for annual and interim reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual and interim periods beginning after December 15, 2010. The Company adopted this guidance at the beginning of its fourth quarter of fiscal 2010, except for the Level 3 reconciliation disclosures on the roll forward activities, which it will adopt at the beginning of its fourth quarter of fiscal 2011. Other than requiring additional disclosures, the adoption of this standard did not and will not have a material impact on the Company’s consolidated financial position and results of operations.

Note 4. Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable.

During the years ended March 31, 2010 and 2009, the Company recorded a net loss. Therefore, the issuance of shares of common stock from the exercise of stock options or warrants would be anti-dilutive and basic and diluted net loss per share are the same for those periods. Excluded from the computation of diluted net loss per share for both of the years ended March 31, 2010 and 2009, because their effect would be antidilutive, are stock options and warrants to acquire 10,933,334 shares of common stock with a weighted-average exercise price of $0.26 per share.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the years ended March 31, 2010 and 2009:

	Year Ended
	March 31,
	2010	2009

Numerator - net loss	$(261,758)	$(1,227,825)

Denominator - weighted average number
of common shares outstanding - basic and diluted	42,249,166	41,785,513

Basic and diluted net loss per common share	$(0.01)	$(0.03)

Note 5. UOC Research Agreement

On September 17, 2007, the Company, through its wholly owned subsidiary, International Energy Corp., entered into the UOC Research Agreement in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract was for a period of two years, ending on September 16, 2009. The Company could negotiate with UOC for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company had the right to apply for a patent on any invention made through the research. The Company agreed to pay a total of $238,680 to UOC for the support of the research, payable in equal installments of $29,835 each on a quarterly basis.

As of March 31, 2010, the Company has paid $238,680 pursuant to the UOC Research Agreement, $5,000 for the right to evaluate the technology underlying the UOC Research Agreement, license fees and potential patent rights, and $10,958 for reimbursement of other out-of-pocket costs. Of the total $254,638 paid to UOC, $29,835 and $135,298 is included in research and development expense for the years ended March 31, 2010 and 2009.

Note 6. Capital Stock

Preferred Stock

At March 31, 2010, there were 1,000,000 shares of preferred stock (par value of $0.01 per share) authorized, of which no shares were issued and outstanding. The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

Common Stock

On April 17, 2008, the Company completed a $2,400,000 self directed private placement (the “2008 Private Placement”). The 2008 Private Placement consisted of the sale of 4,000,000 units (the “Units”) at a price of $0.60 per Unit. Each Unit consisted of one share (collectively “Unit Shares”) of the Company’s common stock and one Series B Warrant to purchase a share of common stock at $0.60 per share for a period of two years from the date of issuance. In connection with the 2008 Private Placement, the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors. On July 17, 2009, the Company received a Notice of Effectiveness from the Securities and Exchange Commission (the “SEC”) registering the Unit Shares and additional shares held by certain selling stockholders in private transactions.

The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance was at a price per share which was less than the then applicable exercise price of the Series B Warrants (“Dilutive Issuance”), in which event then the exercise price would have been reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof would have increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, would have been equal to the aggregate exercise price prior to such adjustment. The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock resulted in a settlement amount that did not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price. Accordingly, the Series B Warrants were not considered indexed to the Company’s own stock and therefore needed to be accounted for as a derivative. As of March 31, 2010 the Company had not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants. See “Note 8. Warrants.”

In connection with the 2008 Private Placement, the Company paid a commission of 100,000 Units (the “Commission Units”) to one registered broker dealer. The Commission Units did not have any registration rights but otherwise had the same terms and conditions as the Units.

At the time of grant, the fair value of the Series B Warrants as calculated using the Black-Scholes model was $5,330,000. The proceeds from the 2008 Private Placement allocated to the warrants were $1,066,000.

Note 7. Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 20,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and expected forfeiture rates, all of which impact the fair value of the stock option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. The Company recognizes compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

A summary of the Company’s stock option activity for the years ended March 31, 2010 and 2009 and related information follows:

			Weighted
			Average
			Remaining	Aggregate
		Weighted Average	Contractual	Intrinsic
	Number of Options	Exercise Price	Term (1)	Value (1)

Outstanding at March 31, 2008	7,950,000	$0.13
Granted	150,000	0.69
Forfeited	(50,000)	0.83
Outstanding at March 31, 2009 and 2010	8,050,000	$0.14	5.24 years	$159,000

Exercisable at March 31, 2010	7,970,000	$0.13	5.21 years	$159,000

Available for grant at March 31, 2010	11,900,000
(1) The weighted average remaining contractual term and aggregate intrinsic value are as of March 31, 2010.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its fourth quarter of fiscal year 2010 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on March 31, 2010. The intrinsic value of the options changes based on the fair market value of the Company’s common stock.

During the years ended March 31, 2010 and 2009 the Company recorded stock compensation expense of $19,758 and $12,235 for the amortization of the fair value of stock options previously granted and vesting over time which is included in director fees – related party.

As of March 31, 2010, the Company had $23,007 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 3.75 years.

The following table summarizes information about stock options outstanding and exercisable at March 31, 2010:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$0.13	7,950,000	5.20	$0.13	7,950,000	5.20	$0.13
0.40	50,000	8.55	0.40	10,000	8.55	0.40
0.83	50,000	8.45	0.83	10,000	8.45	0.83
$0.13-$0.83	8,050,000	5.24	$0.14	7,970,000	5.21	$0.13

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 8. Warrants

On April 17, 2008, the Company completed the 2008 Private Placement (see “Note 6. Capital Stock”). Pursuant to the 2008 Private Placement and payment of a commission to a broker dealer, the Company issued 4,100,000 Series B Warrants, each to purchase a share of common stock at $0.60 per share, expiring on April 17, 2010.

As of March 31, 2010, there were 2,883,334 Series B Warrants outstanding, all of which were fully vested.

Warrant Liability

On April 1, 2009, the Company adopted guidance which is now part of ASC 815-40, Contracts in Entity’s Own Equity (ASC 815-40). The Company determined that its Series B Warrants contained a Dilutive Issuance provision (see “Note 6. Capital Stock: Common Stock”). As a result, the Company reclassified 2,883,334 of its Series B Warrants to warrant liability, under current liabilities, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

The Company’s Series B Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter. Fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The Company valued its warrant liability at March 31, 2010 using a Black-Scholes model (Level 3 inputs) containing the following assumptions: dividend yield of 0%, expected volatility of 121.5%, risk-free interest rate of 0.15%, and expected term of 0.05 years. The Company recorded a non-cash gain related to the Series B Warrants of $65,635 for the year ended March 31, 2010.  The Company did not sell any shares of common stock or common stock equivalents at a price that is below the exercise price of the Series B Warrants, prior to their expiration date of April 17, 2010, which would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants. Since the Company determined that the future probability of a Dilutive Issuance was deemed unlikely, it did not have a material impact on the fair value of the Series B Warrants at March 31, 2010.

The following reconciles the warrant liability for the year ended March 31, 2010:

Beginning Balance, April 1, 2009	$65,635
Change in fair value of warrant liability	(65,635)
Ending Balance, March 31, 2010	$-

All 2,883,334 Series B Warrants expired unexercised on April 17, 2010.

Note 9. Related Party Transactions

Salaries and benefits

Salaries and benefits for the year ended March 31, 2010 were $62,448, consisting entirely of amounts paid to and on behalf of Mr. Charles Bell, who was appointed the Company’s President, Chief Executive Officer and Director, effective October 15, 2008, to fill the vacancy created by the resignation of Mr. Greg O’Reilly on the same date. Mr. Bell was appointed the Company's Chief Financial Officer, effective January 9, 2009, to fill the vacancy created by the resignation of Mr. Frank Fabio. Until September 1, 2009, Mr. Bell’s annual compensation was $100,000. Effective September 1, 2009, Mr. Bell no longer devotes his full time efforts to the Company. However, he still remains the Company’s President, Chief Executive Officer, Chief Financial Officer, and a Director. Since Mr. Bell’s hours have been curtailed his annual compensation was reduced to $18,000, effective September 1, 2009.

During the year ended March 31, 2009 the Company incurred $26,781 in cash wages and benefits expense for services rendered by Mr. O’Reilly, the Company’s former President, Chief Executive Officer, and Director. During the year ended March 31, 2009, the Company incurred $51,824 in cash wages and benefits expense for services rendered by Mr. Bell.

Director fees

Effective October 1, 2008, non-employee directors receive $2,500 per quarter for their services as directors. Prior to October 1, 2008, non-employee directors received $750 per quarter plus $100 for each Board meeting attended.

Directors fees for the years ended March 31, 2010 and 2009 consist of quarterly fees earned of $30,000 and $20,292, respectively, and stock compensation expense of $19,758 and $12,235 for the years ended March 31, 2010 and 2009 for stock options previously granted and vesting over time.

Accrued management fees

During the year ended March 31, 2009, the Company repaid $162,945 accrued in previous periods for management services provided by two directors in previous years.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Note 10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at March 31, 2010 and 2009 are as follows:

	Year Ended March 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$592,281	$494,966
Capitalized research and development	69,486	63,399
Stock based compensation	296,470	289,753
Research and development credit carry forward	10,085	8,824
Total deferred tax assets	968,322	856,942
Less: valuation allowance	(968,322)	(856,942)
Net deferred tax asset	$—	$—

The net increase in the valuation allowance for deferred tax assets was $111,380 and $148,734 for the years ended March 31, 2010 and 2009, respectively. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at March 31, 2010 available to offset future federal taxable income, if any, of $1,742,002, which will begin to expire during the year ended March 31, 2022. Accordingly, there is no current tax expense for the years ended March 31, 2010 and 2009. In addition, the Company has research and development tax credit carry forwards of $10,085 at March 31, 2010, which are available to offset federal income taxes and begin to expire during the year ended March 31, 2028.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended March 31, 2010 and 2009.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 34% for the years ended March 31, 2010 and 2009:

	Year Ended
	March 31,
	2010	2009

Income tax benefit at statutory rate	$88,998	$417,461
Non-deductible fund raising costs	(5,168)	(265,166)
Non-deductible meals and entertainment	(1,041)	(3,515)
Change in fair value of warrant liability	22,316	-
Research and development credit	1,261	5,042
Other	5,014	(5,088)
Change in valuation allowance	(111,380)	(148,734)
	$-	$-

The fiscal years 2007 through 2010 remain open to examination by federal authorities and other jurisdictions of which the Company operates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$361	*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,000
Transfer Agent Fees	1,000
Miscellaneous Fees and Expenses	2,639
Total	$50,000

*Although the recalculated registration fee is $124, the Registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

Item 14. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

1

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On April 17, 2008, we consummated the sale of an aggregate of 4,000,000 shares of our common stock and Series B Warrants to purchase up to an additional 4,000,000 shares of our common stock at a per share purchase price of $0.60 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008 with certain Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. There were a total of 8 Investors. Three of the investors subsequently exercised all or a portion of their respective Series B Warrants for a total of 1,216,666 shares of our common stock.

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On September 12, 2008, the Company granted stock options to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of common stock at an exercise price of $0.83 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 12, 2009, and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

On January 9, 2009, Mr. Frank Fabio resigned from the Company’s Board of Directors and as an officer of the Company. As a result, the stock option granted to Mr. Fabio on September 12, 2008 to purchase 50,000 shares of common stock at an exercise price of $0.83 per share were all forfeited upon his resignation.

On October 15, 2008, the Company granted a stock option to one of its directors permitting the purchase of, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.40 per share. The stock option vests in five equal annual installments of 10,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between its director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Investors absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation. *

3.2	Articles of Incorporation, as amended. *

3.3	By Laws. *

4.1	Securities Purchase Agreement dated April 17, 2008, by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto.*

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4.2	Form of Registration Rights Agreement April 17, 2008, by and among International Energy, Inc. and entities named therein and who are signatories thereto. *

4.3	Form of Series B Warrant. *

4.4	Placement Agent Agreement with Palladium Capital Advisors, LLC. *

5.1	Opinion of Sierchio & Company LLP regarding the legality of the securities being registered.

10.1	Research Agreement with The Regents of the University of California dated September 17, 2007. *

10.2	Promissory Note issued to Harmel Rayat dated October 16, 2007. *

10.3	Employment Agreement dated July 29, 2008, with Gregory O’Reilly.*

10.4	Agreement dated October 15, 2008 terminating the July 28, 2008, employment agreement with Gregory O’Reilly.*

10.5	Employment Agreement dated October 15, 2008, with Charles Bell.*

10.6	Executive Services Agreement dated August 30, 2010 between International Energy, Inc. and Amit S. Dang (incorporated by reference to Exhibit 10.1 of the Form 8-K filed on September 2, 2010). *

10.7	International Energy, Inc. – 2002 Incentive Stock Plan. *

23.1	Consent of Sierchio & Company LLP (included in Exhibit 5.1 hereto).*

23.2	Consent of Peterson Sullivan, LLP dated April 25, 2011.

99.1	Power of Attorney.

* Previously Filed.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre Effective Amendment No. 5 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, DC, on the 25th day of April, 2011.

International Energy, Inc.

By:	/s/ Amit S. Dang
Name:	Amit Dang
Title:	Chief Executive Officer, and President, (Principal Executive Officer), Chief Financial
Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

By:	/s/ Amit S. Dang	Date: April 25, 2011
Name:	Amit Dang
Title:	Chief Executive Officer, and President,
(Principal Executive Officer), Chief Financial Officer
(Principal Accounting Officer) and Director

By:	/s/ Joanne Lustre	Date: April 25, 2011
Name:	Joanne Lustre
Title:	Director

By:	/s/ Derek Cooper	Date: April 25, 2011
Name:	Derek J. Cooper

By:	/s/ Jatinder Bhogal	Date: April 25, 2011
Name:	Jatinder S. Bhogal
Title:	Director

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of International Energy, Inc., a Nevada corporation that is filing a post-effective amendment to its registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Amit S. Dang, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ Joanne Lustre	Date: April 25, 2011
Name:	Joanne Lustre
Title:	Director

By:	/s/ Derek Cooper	Date: April 25, 2011
Name:	Derek J. Cooper

By:	/s/ Jatinder Bhogal	Date: April 25, 2011
Name:	Jatinder S. Bhogal
Title:	Director

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